Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-283969
Product Supplement MLN-ES-ETF-1 to the Prospectus dated February 26, 2025
The Toronto-Dominion Bank Senior Debt Securities, Series E Senior Debt Securities, Series H Market-Linked Notes Linked to One or More Equity Securities or Exchange-Traded Funds
GENERAL TERMS
The Toronto-Dominion Bank (the “Bank”) may from time to time offer and sell the types of notes listed above (collectively, the “notes”). The notes are senior debt securities as referenced in the accompanying prospectus dated February 26, 2025. The accompanying prospectus and this product supplement describe the terms that may apply generally to the notes, including any notes you purchase. A separate pricing supplement will describe specific terms of the notes being offered, including any changes to the terms specified below. If the terms described in the applicable pricing supplement and/or this product supplement are inconsistent with those described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.
The notes are linked to the performance of one or more equity securities or exchange-traded funds (each, a “Reference Asset”) specified in the applicable pricing supplement. If the Reference Asset of your notes consists of more than one equity security or exchange-traded fund, we may refer to the Reference Asset as a “Basket” and each applicable component of the Reference Asset as a “Basket Component.” References herein to the Reference Asset will be deemed to be references to each applicable Reference Asset or the Basket, unless the context otherwise requires. The Payment at Maturity on your notes will be based on the performance of the Reference Asset during the term of your notes. The notes are designed for investors who are seeking exposure to the Reference Asset and who anticipate that the price of the Reference Asset will increase (or, in the case of bearish notes, decrease) from its Initial Price to the Final Price on the applicable Valuation Date or dates. Depending on the specific terms of the notes being offered, investors must be willing to forgo interest payments on the notes and be willing to accept a return that may be negative, in which case investors will receive at maturity less, and possibly significantly less, than their principal and may lose all of their initial investment.
The notes do not guarantee any return of principal at maturity. You are subject to a risk to all or a portion of your investment in the notes, as described in more detail below.
The notes will not be listed or displayed on any securities exchange or electronic communications network.
Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-6 to read about investment risks relating to the notes. Unless otherwise specified in the applicable pricing supplement, the principal of the notes is not protected and you could lose some or all of your investment.
The price at which you purchase the notes is expected to include hedging costs and profits that the Bank or its affiliates expect to incur or realize. Any such costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the value of your notes on the Issue Date.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The Bank may use this product supplement in the initial sale of notes. In addition, TD Securities (USA) LLC or another of the Bank’s affiliates may use this product supplement in a market-making transaction in notes after their initial sale. Unless the Bank or its agent informs the purchaser otherwise in the confirmation of sale, this product supplement is being used in a market-making transaction.
The notes are unsecured and unsubordinated deposit liability obligations of the Bank and will rank on a parity in right of payment with all of the Bank’s deposit liabilities, except for obligations preferred by mandatory provisions of law. The notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act (Canada) or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.
TD Securities (USA) LLC
Product Supplement dated February 26, 2025

TABLE OF CONTENTS

Product Supplement
Summary	PS-1
Additional Information About the Bank and the Notes	PS-6
Additional Risk Factors Specific to the Notes	PS-7
General Terms of the Notes	PS-23
Use of Proceeds and Hedging	PS-41
Supplemental Discussion of Canadian Tax Consequences	PS-42
Material U.S. Federal Income Tax Consequences	PS-43
Certain Benefit Plan Considerations	PS-50
Supplemental Plan of Distribution (Conflicts of Interest)	PS-52
Prospectus
Documents Incorporated by Reference	ii
Where You Can Find More Information	iii
Further Information	iii
About This Prospectus	iii
Risk Factors	1
The Toronto-Dominion Bank	6
Presentation of Financial Information	7
Caution Regarding Forward-Looking Statements	8
Use of Proceeds	10
Consolidated Capitalization and Indebtedness	11
Description of the Debt Securities	12
Canadian Bank Resolution Powers	29
Description of Common Shares and Preferred Shares	34
Description of Warrants	37
Description of Subscription Receipts	43
Description of Units	44
Ownership, Book-Entry Procedures and Settlement	45
Tax Consequences	53
Benefit Plan Investor Considerations	68
Plan of Distribution (Conflicts of Interest)	71
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	74
Legal Matters	75
Experts	76
Other Expenses of Issuance and Distribution	77

In this product supplement, unless the context otherwise indicates, the “Bank,” “we,” “us” or “our” means The Toronto-Dominion Bank and its subsidiaries. Also, references to the “prospectus” or the “accompanying prospectus” mean the prospectus, dated February 26, 2025, of The Toronto-Dominion Bank. References to the “applicable pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this product supplement and the accompanying prospectus, as well as the applicable pricing supplement. The applicable pricing supplement may have terms or features that differ from or supplement the terms described herein and may use different defined terms than those used herein to describe the notes. If the terms described in the applicable pricing supplement and/or this product supplement are inconsistent with those described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.

Issuer:	The Toronto-Dominion Bank (the “Bank”).
Issue:	Senior Debt Securities, Series E Senior Debt Securities, Series H
Reference Asset:	One or more equity securities, including an American Depositary Receipt (“ADR”), and/or exchange-traded funds (each, an “ETF”), as specified in the applicable pricing supplement.
Principal Amount:	As specified in the applicable pricing supplement.
Minimum Investment:	As specified in the applicable pricing supplement.
Denominations:	Unless otherwise specified in the applicable pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples thereof in excess of $1,000.
Interest Payable:	None, unless specified otherwise in the applicable pricing supplement.
Payment at Maturity:	The Payment at Maturity will be based on the performance of the Reference Asset, and will be calculated as follows:
Payment at Maturity in Excess of Principal
(a) If the Final Price is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Price, then, at maturity, you will receive an amount equal to:
Principal Amount + (Principal Amount × Percentage Change)
(b) If the applicable pricing supplement specifies that a “Leverage Factor” is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)
(c) If the applicable pricing supplement specifies that a “Booster Coupon” is applicable to your notes:
1. If the Percentage Change is greater than the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)

2. If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Booster Percentage)

(d)  If the applicable pricing supplement specifies that a cap is applicable to your notes, then the Payment at Maturity will not exceed the Maximum Redemption Amount set forth in the applicable pricing supplement.

(e) If the applicable pricing supplement specifies that a “Digital Coupon” is applicable to your notes, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount x Digital Coupon)
Payment at Maturity Less Than or Equal to Principal

(a)   If the Final Level is equal to the Initial Level and the applicable pricing supplement does not specify that a “Buffer” or “Barrier” is applicable to your notes, then the Payment at Maturity will equal the Principal Amount.

(b)  If the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price, then, at maturity, you will receive less than the Principal Amount of your notes. In such a case, the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)
(c) If the applicable pricing supplement specifies that a "Downside Multiplier" is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Downside Multiplier)
(d) If the applicable pricing supplement specifies that a “Buffer” is applicable to your notes:
1. If the Final Price is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Price, then the Payment at Maturity will equal the Principal Amount of your notes
2. If the Final Price is less than (or, in the case of bearish notes, greater than) the Buffer Price, then the Payment at Maturity will equal:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]

3.    If the Final Price is less than (or, in the case of bearish notes, greater than) the Buffer Price and the applicable pricing supplement also specifies that a "Downside Multiplier" is applicable to your notes, then the Payment at Maturity will be calculated as follows:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Multiplier]
(e) If the applicable pricing supplement specifies that a “Barrier” is applicable to your notes:
1. If no Barrier Event has occurred, then the Payment at Maturity will equal the Principal Amount of your notes.
2. If a Barrier Event has occurred, then the Payment at Maturity will equal: Principal Amount + (Principal Amount × Percentage Change)
Percentage Change:	Unless otherwise specified in the applicable pricing supplement, the Percentage Change, expressed as a percentage, is calculated as follows:
Final Price – Initial Price Initial Price
If your notes are bearish notes, unless otherwise specified in the applicable pricing supplement, the Percentage Change will be calculated as follows:
Initial Price – Final Price Initial Price
Type of Note:	As specified in the applicable pricing supplement.
Maximum Redemption Amount:	As specified in the applicable pricing supplement, if applicable.
Leverage Factor:	As specified in the applicable pricing supplement, if applicable.
Downside Multiplier:	As specified in the applicable pricing supplement, if applicable.
Booster Percentage:
A specified percentage increase (or, in the case of bearish notes, decrease) in the price of the Reference Asset. The Booster Percentage will be set forth in the applicable pricing supplement, if applicable.

Digital Coupon:	A percentage that will be specified in the applicable pricing supplement.
Buffer Price:
A specified price of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Price. The Buffer Price will be a percentage of the Initial Price and set forth in the applicable pricing supplement, if applicable.

Buffer Percentage:
A specified percentage relative to the Buffer Price and Initial Price that will be set forth in the applicable pricing supplement, if applicable. For example, if the Buffer Price is 90% of the Initial Price, the Buffer Percentage will be 10%.

Barrier Price:
A specified price of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Price. The Barrier Price will be a percentage of the Initial Price and set forth in the applicable pricing supplement, if applicable.

Barrier Event:	Depending upon the terms set forth in the applicable pricing supplement, a Barrier Event will occur if:

(i) the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price, and

(ii)  (a) for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the price of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Price, or
(b) for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing price of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Price, or
(c) for notes subject to Final Valuation Date Monitoring, the Final Price is less than (or, in the case of bearish notes, greater than) the Barrier Price.

Monitoring Period:	As specified in the applicable pricing supplement, if applicable.
Initial Price:	As specified in the applicable pricing supplement.
Final Price:
Unless otherwise specified in the applicable pricing supplement, the closing price of the Reference Asset on the Valuation Date (if there is one Valuation Date applicable to the notes) or the arithmetic average of the closing prices of the Reference Asset on each of the Valuation Dates (if there is more than one Valuation Date applicable to the notes), or any other dates specified in the applicable pricing supplement.

Pricing Date:	As specified in the applicable pricing supplement, subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” herein.
Issue Date:	As specified in the applicable pricing supplement, subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” herein.
Valuation Date(s); Final Valuation Date:
The Valuation Date, or if there is more than one Valuation Date, the final Valuation Date (“Final Valuation Date”), will be specified in the applicable pricing supplement and, if such day is not a trading day, will generally be the next following trading day (or next following valid date in the case of averaging dates). Unless otherwise specified in the applicable pricing supplement, a single Valuation Date is subject to postponement for market disruption events as further described under “General Terms of the Notes — Market Disruption Events” and “General Terms of the Notes — Valuation Date(s)” herein.

Payment Date(s); Maturity Date:
As specified in the applicable pricing supplement, subject to postponement as discussed further under “General Terms of the Notes — Market Disruption Events” and “General Terms of the Notes — Maturity Date” herein.

CUSIP/ISIN:	As specified in the applicable pricing supplement.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus).

Listing:	Unless specified otherwise in the applicable pricing supplement, the notes will not be listed or displayed on any securities exchange or electronic communications network.
Calculation Agent:	Unless we specify otherwise in the applicable pricing supplement, the Bank.
Conflicts of Interest:	See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

ADDITIONAL INFORMATION ABOUT THE BANK AND THE NOTES
The Bank has filed a registration statement (including a prospectus) with the SEC for the offering for which this product supplement relates. You should read this product supplement together with the prospectus dated February 26, 2025 relating to our notes (the “accompanying prospectus”) and any other documents related to the notes that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.
Our Central Index Key, or CIK, on the SEC Website is 0000947263.
You should rely only on the information incorporated by reference or provided in this product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these notes in any state where the offer is not permitted. You should not assume that the information in this product supplement is accurate as of any date other than the date on the front of the document.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances. This product supplement should be read together with the accompanying prospectus and the applicable pricing supplement. If the terms described in the applicable pricing supplement and/or this product supplement are inconsistent with those described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus. This section describes the most significant risks relating to the terms of the notes. We urge you to read the following information about these risks, together with the other information in this product supplement and the accompanying prospectus and the applicable pricing supplement, before investing in the notes.

Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The notes do not guarantee any return of principal unless otherwise specified in the applicable pricing supplement. We will not necessarily repay you the Principal Amount on the Maturity Date. The amount payable on the notes at maturity will depend primarily on the Percentage Change in the price of the Reference Asset from the Initial Price to the Final Price. Because the price of the Reference Asset will be subject to market fluctuations, the return on your notes at maturity may be less, and possibly significantly less, than the Principal Amount per note. If the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price (and, in the case of notes with a buffer, less than (or, in the case of bearish notes with a buffer, greater than) the Buffer Price) or a Barrier Event has occurred (as applicable), the return on your notes will be less than the Principal Amount per note and you may lose all or a substantial portion of the amount you invested to purchase the notes. This will be the case even if the price of the Reference Asset is greater than (or, in the case of bearish notes, less than) the Initial Price at certain periods during the term of the notes. In the case of notes with a Downside Multiplier greater than 100%, the loss on your notes will be accelerated relative to the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. Depending on the Downside Multiplier, you may lose all or a substantial portion of the amount that you invested to purchase the notes.
The Notes Are Expected to be Subject to the Downside Market Risk of the Reference Asset and, if applicable, The Buffer Price and Barrier Price Provide Only Limited Protection Against Loss.
You will receive the Principal Amount of your notes at maturity only if: (i) in the case of notes with no buffer or barrier, if the Final Price is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Price; (ii) in the case of notes with a buffer, the Final Price is greater than or equal to (or, in the case of bearish notes with a buffer, less than or equal to) the Buffer Price; and (iii) in the case of notes with a barrier, a Barrier Event has not occurred. If the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price or the Buffer Price or if a Barrier Event has occurred, as applicable, you will lose some or all of your Principal Amount.
The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.
Unless specified otherwise in the applicable pricing supplement, there will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of the Bank of the same maturity or if you invested directly in the Reference Asset. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your Potential Payment at Maturity May Be Limited.
If your notes are subject to a cap or a Digital Coupon, they will provide less opportunity to participate in the appreciation (or, in the case of bearish notes, depreciation) of the Reference Asset than an investment in a security linked to the Reference Asset providing full participation in the appreciation (or, in the case of bearish notes, depreciation), because the Payment at Maturity will not exceed the Maximum Redemption Amount or the Digital Coupon, as applicable. Accordingly, your return on the notes may be less than your return would be if you made an investment in a security directly linked to the performance of the Reference Asset.
Owning the Notes Is Not the Same as Owning the Reference Asset, Any Underlying Assets Held By a Reference Asset that is an ETF (the “Reference Asset Constituents”) or a Security Directly Linked to the Performance of the Reference Asset or the Reference Asset Constituents.
The return on your notes will not reflect the return you would realize if you actually owned the Reference Asset, the Reference Asset Constituents or a security directly linked to the performance of the Reference Asset or those Reference Asset Constituents and held that investment for a similar period because, for example:
•	your notes may be subject to a cap or Digital Coupon, in which case the Payment at Maturity will not exceed the maximum return set forth in the applicable pricing supplement; and
•
the value of an ETF that is a Reference Asset may be calculated in part by reference only to the prices of the Reference Asset Constituents, without taking into consideration the value of any dividends or other distributions paid on those Reference Asset Constituents.

You Will Have No Rights as a Security Holder, You Will Have No Rights to Receive Any Shares of the Reference Asset or Any Reference Asset Constituents, and You Will Not Be Entitled to Dividends or Other Distributions by the Reference Asset.
The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of shares of the Reference Asset or any Reference Asset Constituents. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against the issuer, investment advisor or manager of the Reference Asset, or any other rights with respect to the Reference Asset or Reference Asset Constituents. As a result, the return on your notes may not reflect the return you would realize if you actually owned shares of the Reference Asset or any Reference Asset Constituents and received the dividends paid or other distributions made in connection with them. Your notes will be paid in cash and, unless otherwise specified in the applicable pricing supplement, you will not have any right to receive delivery of shares of the Reference Asset or any Reference Asset Constituents.
The Amount to Be Paid at Maturity, if Any, Will Not Be Affected by All Developments Relating to the Reference Asset.
Changes in the price of the Reference Asset during the term of the notes before the relevant Valuation Date(s) will not be reflected in the calculation of the Payment at Maturity, unless the price of the Reference Asset trades or closes below (or, in the case of bearish notes, above) the Initial Price, Barrier Price or Buffer Price, as applicable. The Calculation Agent will calculate this amount by comparing only the Final Price to the Initial Price (or the Buffer Price, as applicable) and, in the case of notes that have a barrier, by comparing the trading price or closing price of the Reference Asset during the Monitoring Period or on the Valuation Date(s), as applicable, to the Barrier Price. No other prices of the Reference Asset will be taken into account. As a result, you may receive less than the Principal Amount of your notes, even if the price of the Reference Asset has increased (or, in the case of bearish notes, decreased) at certain times during the term of the notes before decreasing to a price below (or, in the case of bearish notes, increasing to a price above) the Initial Price, Barrier Price or Buffer Price, as applicable as of the relevant dates.

The Calculation Agent Can Postpone a Valuation Date or the Pricing Date if a Market Disruption Event Occurs.
The Calculation Agent will determine the closing price of a Reference Asset on the Pricing Date and on each Valuation Date. The determination of the closing price with respect to a Valuation Date may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing with respect to such Reference Asset on such date. If such a postponement occurs, the Calculation Agent will determine the closing price of the Reference Asset by reference to its closing price at a time on which no market disruption event occurs or is continuing with respect to such Reference Asset as discussed further under “General Terms of the Notes — Market Disruption Events”.
If the determination of the closing price of the Reference Asset for any Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the Reference Asset will be determined by the Calculation Agent. In such an event, the Calculation Agent will estimate the level that would have prevailed in the absence of the market disruption event.
The Calculation Agent may also postpone the Pricing Date if it determines that a market disruption event has occurred or is continuing with respect to a Reference Asset on that date. If the Pricing Date is postponed, the Calculation Agent may adjust the Valuation Date(s) and applicable Payment Dates (including the Maturity Date) to ensure that the stated term of the notes remains the same. See “General Terms of the Notes — Market Disruption Events”.
Risks Relating to Notes Denominated or Payable in or Linked to a Non‑U.S. Dollar Currency
If you intend to invest in a non‑U.S. dollar note — e.g., a note whose principal and/or Payment at Maturity payable in a currency other than U.S. dollars or that may be settled by delivery of or reference to a non‑U.S. dollar currency or property denominated in or otherwise linked to a non‑U.S. dollar currency — you should consult your own financial and legal advisors as to the currency risks entailed by your investment. Notes of this kind may not be an appropriate investment for investors who are unsophisticated with respect to non‑U.S. dollar currency transactions.
Government Policy Can Adversely Affect Foreign Currency Exchange Rates and an Investment in a Non‑U.S. Dollar Note.
Foreign currency exchange rates can either float or be fixed by sovereign governments. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing non‑U.S. dollar notes is that their yields or payouts could be significantly and unpredictably affected by governmental actions. Even in the absence of governmental action directly affecting currency exchange rates, political, military or economic developments in the country issuing the specified currency for a non‑U.S. dollar note or elsewhere could lead to significant and sudden changes in the exchange rate between the U.S. dollar and the specified currency. These changes could affect the market value of, and return on, the note as participants in the global currency markets move to buy or sell the specified currency or U.S. dollars in reaction to these developments.
Governments have imposed from time to time and may in the future impose exchange controls or other conditions, including taxes, with respect to the exchange or transfer of a specified currency that could affect exchange rates as well as the availability of a specified currency for a note at its maturity or on any other Payment Date. In addition, the ability of a holder to move currency freely out of the country in which payment in the currency is received or to convert the currency at a freely determined market rate could be limited by governmental actions.
In a Lawsuit for Payment on a Non‑U.S. Dollar Note, an Investor May Bear Foreign Currency Exchange Risk.
The notes will be governed by New York law. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a note denominated in a foreign currency other than U.S.

dollars would be required to render the judgment in the specified currency; however, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on a note denominated in a currency other than U.S. dollars, investors would bear currency exchange risk until judgment is entered, which could be a long time. You will therefore be exposed to currency risk with respect to both the U.S. dollar and, if applicable, the foreign currency.
In courts outside of New York, investors may not be able to obtain judgment in a specified currency other than U.S. dollars. For example, a judgment for money in an action based on a non‑U.S. dollar note in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of the currency in which any particular note is denominated into U.S. dollars will depend upon various factors, including which court renders the judgment.
Non‑U.S. Dollar Notes Will Permit Us to Make Payments in U.S. Dollars or Delay Payment If We Are Unable to Obtain the Specified Currency.
Notes payable in a currency other than U.S. dollars will provide that, if the other currency is not available to us at or about the time when a payment on the notes comes due because of circumstances beyond our control, we will be entitled to make the payment in U.S. dollars or delay making the payment. These circumstances could include the imposition of exchange controls or our inability to obtain the other currency because of a disruption in the currency markets. If we make payment in U.S. dollars, the exchange rate we will use, unless otherwise specified in the applicable pricing supplement, will be based on the most recently available noon buying rate in New York City for cable transfers of the other currency, available from the Federal Reserve Bank of New York. The most recently available rate may be for a date substantially before the applicable Payment Date. A determination of this kind may be based on limited information and would involve the discretion on the part of the Calculation Agent to the extent described under “General Terms of the Notes — Role of Calculation Agent”. As a result, the value of the payment in U.S. dollars an investor would receive on the applicable Payment Date may be less than the value of the payment the investor would have received in the other currency if it had been available, or may be zero.
In addition, the unavailability of the specified non‑U.S. currency will expose you to currency risks with respect to the U.S. dollar which would not have existed had the specified non‑U.S. currency been available.
We Will Not Adjust Any Notes to Compensate for Changes in Foreign Currency Exchange Rates.
Unless otherwise specified in the applicable pricing supplement, we will not make any adjustment or change in the terms of any note in the event of any change in exchange rates for the relevant currency, whether in the event of any devaluation, revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting that currency or any other currency. Consequently, investors in notes will bear the risk that their investment may be adversely affected by these types of events.
Risks Relating to Characteristics of the Applicable Reference Asset
The Reference Asset, Basket Components or Reference Asset Constituents Are Subject to Various Market Risks.
The Reference Asset, Basket Components or Reference Asset Constituents are subject to various market risks. Consequently, the value of a Reference Asset, Basket Component (and, therefore, the Basket) or Reference Asset Constituent may fluctuate depending on the market(s) in which it operates. Market forces outside of our control could cause the value of a Reference Asset or Basket to perform unfavorably for holders of the notes under the terms of such notes specified in the applicable pricing supplement. The value of a Reference Asset or Basket can rise or fall sharply due to factors specific to that Reference Asset, a Basket Component or the Reference Asset Constituents, such as price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general equity or commodity market levels, interest rates and economic and political conditions. We urge you to review financial and other information relating to each Reference Asset and Basket Component.

If Your Notes Are Linked to a Basket, Changes in the Price of One or More Basket Components May Be Offset by Changes in the Price of One or More Other Basket Components.
Your notes may be linked to a Basket. In such a case, a change in the prices of one or more Basket Components may not correlate with changes in the prices of one or more other Basket Components. The price of one or more Basket Components may increase, while the price of one or more other Basket Components may not increase as much, or may even decrease. The opposite changes may occur in the case of bearish notes. Therefore, in determining the price of the Basket as of any time, increases (or, in the case of bearish notes, decreases) in the price of one Basket Component may be moderated, or wholly offset, by lesser increases or decreases (or, in the case of bearish notes, lesser decreases and increases) in the price of one or more other Basket Components. If the weightings of the applicable Basket Components are not equal, changes in the price of the Basket Components which are more heavily weighted could have a disproportionately adverse impact upon your notes. Furthermore, certain offerings of notes may provide that the notes are linked to the worst or least performing Reference Asset, in which case you will be exposed to the Reference Asset with the lowest Percentage Change and your return will be based only on that Reference Asset without regard to the more favorable performance of any other Reference Asset.
The Historical Performance of the Reference Asset or any Reference Asset Constituents Should Not Be Taken as an Indication of Their Future Performance.
The price of the Reference Asset will determine the amount to be paid on the notes at maturity, if anything. The historical performance of the Reference Asset or any Reference Asset Constituents does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the price of the Reference Asset will rise or fall during the term of the notes. The price of the Reference Asset and its Reference Asset Constituents (if applicable) will be influenced by complex and interrelated political, economic, financial and other factors.
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset.
In the ordinary course of their business, our affiliates and the agents and their affiliates may have expressed views on expected movements in any Reference Asset or Reference Asset Constituents, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates or of the agents or their affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Reference Asset or Reference Asset Constituents may at any time have significantly different views from those of our affiliates or of the agents or their affiliates. For these reasons, you are encouraged to derive information concerning the applicable Reference Asset or its Reference Asset Constituents from multiple sources, and you should not rely solely on views expressed by our affiliates.
We Will Not Hold Any Reference Asset or Reference Asset Constituents for Your Benefit.
The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey any Reference Asset or all or any portion of the Reference Asset Constituents that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Asset or its Reference Asset Constituents. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.
The Issuer or Any Reference Asset Publisher of the Reference Asset Will Not Have Any Role or Responsibilities with Respect to the Notes.
The issuer or any Reference Asset Publisher (as defined below) of the Reference Asset will not have authorized or approved the notes, and will not be involved in any offering. The issuer or a Reference Asset Publisher of the Reference Asset will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Asset or the notes. The issuer or a Reference Asset Publisher of the Reference Asset will not receive any of the proceeds from any offering of the notes. No issuer or any Reference Asset Publisher of a Reference Asset will be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

An Investment in the Notes May Be Subject to Risks Associated with Non‑U.S. Securities Markets.
The Reference Asset may include one or more equity securities, ADRs or ETFs, or securities held by that ETF, which have been issued by one or more non‑U.S. companies. An investment in securities linked to the value of non‑U.S. equity securities involves particular risks. Non‑U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non‑U.S. securities markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these non‑U.S. securities markets, as well as cross shareholdings among non‑U.S. companies, may affect trading prices and volumes in those markets. In addition, there is generally less publicly available information in the U.S. about non‑U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non‑U.S. companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in non‑U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non‑U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non‑U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non‑U.S. laws or restrictions applicable to non‑U.S. companies or investments in non‑U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain non-U.S. countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self‑sufficiency.
An Investment in the Notes May Be Subject to Risks Associated with Emerging Market Companies.
The Reference Asset may include one or more equity securities, ADRs or ETFs, or securities held by that ETF, which have been issued by one or more emerging market companies. An investment in securities linked to the value of emerging market equity securities involves particular risks. Emerging markets may be more volatile than U.S. securities markets, and market developments may affect emerging markets differently from the U.S. securities markets. Direct or indirect government intervention to stabilize these emerging markets, as well as cross shareholdings among emerging market companies, may affect trading prices and volumes in those markets. In addition, there is generally less publicly available information in the U.S. about emerging market companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and emerging market companies are subject to accounting, disclosure, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.
Prices of securities in emerging market countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the emerging market(s), include the possibility of recent or future changes in the economic and fiscal policies of such countries’ governments, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in such equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain emerging markets may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self‑sufficiency.
Additionally, the issuers of emerging market securities are generally subject to different accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Under certain enacted legislation, the SEC is required to maintain a list of issuers for which the U.S. Public Company Accounting Oversight Board is not able to inspect or investigate an auditor report issued by a non‑U.S. public accounting firm, which would require increased disclosure requirements for such issuers and, ultimately, could lead to the delisting of the securities of such issuers. While it is not possible to predict whether any similar bills will be enacted in the future, the enactment, or potential enactment, of any such legislations or similar efforts to increase U.S. regulatory access to audit information could adversely affect the affected issuers, potentially including the Reference Asset Issuer.

There May Be Legal and Regulatory Risks Relating to A Reference Asset Issuer or Reference Asset Publisher and the Return on the Notes May be Based on a Substitute Security.
Pursuant to certain executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. There can be no assurance that a Reference Asset Issuer (or one or more Reference Asset Constituents) will not, in the future, become subject to the executive order, a similar bill, other executive action or other legal restrictions. It is also possible that similar prohibitions affecting Reference Asset Issuers or Reference Asset Publishers in other jurisdictions could be enacted in the future. Any such action could lead to the loss of a significant portion or all of your initial investment.
Exchange Rate Movements May Impact the Value of, and Return on, the Notes.
If the Reference Asset includes an ADR or an ETF that hold stocks, commodities, futures contracts on commodities or other assets (any such assets, “Reference Asset Constituents”) that are traded in a currency other than U.S. dollars and, for purposes of the applicable ETF, are converted into U.S. dollars, then the Final Price may depend in part on the relevant exchange rates. If the value of the U.S. dollar strengthens or weakens against the relevant currencies, the market value of, and return on, the notes may be adversely affected.
We Do Not Control the Issuer of Any Reference Asset or Any Reference Asset Publisher and Are Not Responsible for Any Disclosure Made by Any Other Company.
Neither we nor any of our affiliates have the ability to control the actions of any issuer or any Reference Asset Publisher of a Reference Asset, or the issuers of the securities that are held by the Reference Asset that is an ETF. We are not responsible for any other issuer’s public disclosure of information on itself or the Reference Asset, whether contained in Securities Exchange Commission filings or otherwise. We will not perform any due diligence procedures with respect to the issuer or any Reference Asset Publisher of the applicable Reference Asset. You should make your own investigation into the issuer or any Reference Asset Publisher of the Reference Asset, or the issuers of the securities that are held by a Reference Asset that is an ETF.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “General Terms of the Notes — Anti-Dilution Adjustments” below. The Calculation Agent will not be required to make an adjustment for every corporate event that may affect the Reference Asset. For example, the Calculation Agent will not make any adjustments for events such as an offering by the relevant issuer, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than substantially all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, the market value of, and return on, your notes.
Risks Relating to ADRs
The risk factors in this section will be applicable to your notes if the Reference Asset is an ADR, a Basket that includes one or more ADRs or if your notes are linked to more than one Reference Asset, at least one of which or is comprised of an ADR.
The Value of the Reference Asset May Not Accurately Track the Value of the Common Shares of the Applicable Company.
If the Reference Asset is an ADR, each share of the Reference Asset will represent shares of the relevant Reference Asset Issuer. The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non‑U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.
Adverse Trading Conditions in the Applicable Non‑U.S. Market May Negatively Affect the Value of the Underlying Stock and the Value of, and Return on, the Notes.
Holders of the Reference Asset Issuer’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the underlying stock to more closely correspond with the values of the common shares in the applicable non‑U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs. Adverse trading conditions like these may adversely affect the market value of, and return on, the notes.
Delisting of a Reference Asset That Is an ADR or a Change in Law Event May Adversely Affect the Value of, and Return on, the Notes.
If a Reference Asset that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the U.S. Securities Exchange Act of 1934, as amended (“Exchange Act”) or included on an eligible interdealer quotation system, or if the ADR facility between the Reference Asset Issuer and the ADR depositary is terminated for any reason, then the return on the Notes will be based on the Reference Asset Issuer’s common equity securities rather than the ADRs. Alternatively, the Calculation Agent may (but is not required to) select a substitute security in the manner described herein under “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” or, if there is no substitute security, take the other actions described therein. Similarly, if a change in law event occurs, the Calculation Agent may (but is not required to) replace the Reference Asset with a substitute security in the manner described above, as further described herein under “General Terms of the Notes — Change in Law Event” herein. Further, delisting, suspension or termination of the ADR facility or change in law event may occur contemporaneously or reasonably proximate in time to market disruption events, reorganization events or antidilution events. In this case the Calculation Agent may select the events for which adjustments or postponements will be made and determine the relative sequence therefor. The occurrence of such an event may adversely affect the market value of, and return on, the notes.
Risks Relating to ETFs
The risk factors in this section will be applicable to your notes if the Reference Asset is an ETF, a Basket that includes one or more ETFs or if your notes are linked to more than one Reference Asset, at least one of which or is comprised of an ETF.
There Are Liquidity and Management Risks Associated with an ETF.
Although shares of an ETF that is a Reference Asset will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Reference Asset or that there will be liquidity in that trading market.
An ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.
Changes that Affect a Target Index of an ETF May Adversely Affect the Market Value of, and Return on, the Notes.
A Reference Asset that is an ETF may seek to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific index (the “underlying index”). The policies of a sponsor of the underlying index (the “index sponsor”) for an ETF that is a Reference Asset concerning the calculation of that index, additions, deletions or substitutions of the components of that index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could adversely affect the market value of, and return on, the notes. The market value of, and return on, the notes could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index. If a change in law event occurs and the index sponsor does not take actions to comply with such law(s), the Reference Asset Publisher may take actions to comply with such law(s) and any such actions could cause the performance of the ETF to differ, perhaps materially and adversely, from the performance of the underlying index.
The Respective Sponsor, Publisher, or Investment Advisor of an ETF or an Underlying Index (Each, a “Reference Asset Publisher”) May Adjust the ETF or the Underlying Index in a Way that Affects Its Value, And They Have No Obligation To Consider Your Interests.
A Reference Asset Publisher can change the investment policies of the applicable ETF or the policies concerning the calculation of the applicable ETF’s net asset value, or add, delete, or substitute the Reference Asset Constituents or the components included in an underlying index, as the case may be, or make other methodological changes that could change the value of that ETF or underlying index. Additionally, a Reference Asset Publisher may alter, discontinue, or suspend calculation or dissemination of the price of its ETF, the net asset value of its ETF, or the level of its underlying index, as the case may be. Any of these actions could adversely affect the market value of, and return on, your notes. See “General Terms of the Notes — Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF”. No Reference Asset Publisher will have any obligation to consider your interests in calculating or revising any ETF or underlying index.
The Performance of the Reference Asset and the Performance of the Underlying Index May Vary.
The performance of the Reference Asset and that of its underlying index (or other underlying asset) generally will vary due to transaction costs, certain corporate actions and timing variances. If the Reference Asset maintains a “representative sampling” strategy as to an underlying index, the performance of the Reference Asset will differ to some degree from that of the underlying index.
In addition, because the shares of the Reference Asset are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Reference Asset may differ from its net asset value per share; shares of the Reference Asset may trade at, above, or below their net asset value per share.
For the foregoing reasons, the performance of the Reference Asset may not match the performance of the underlying index (or other underlying asset) over the same period. Because of this variance, the return on the notes to the extent dependent on the return of the Reference Asset may not be the same as an investment directly in the securities or other investments included in the underlying asset or the same as a debt security with a Payment at Maturity linked to the performance of the underlying asset.
Risks Associated with the Applicable Underlying Index, or Reference Asset Constituents, May Adversely Affect the Price of that ETF and the Value of, and Return on, the Notes.
ETFs are funds which may hold a variety of Reference Asset Constituents, and which performance may be designed to track the performance of an underlying index. While the notes are linked to an ETF and not to its Reference Asset Constituents or underlying index, risks associated with its Reference Asset Constituents or underlying index will affect the share price of that ETF and hence the value of the notes. Some of the risks that relate to an underlying index include those discussed below in this product supplement in relation to commodity‑based ETFs, which you should review before investing in the notes.
Time Zone Differences Between the Cities Where the Reference Asset Constituents and the Reference Asset Trade May Create Discrepancies in Trading Prices.
As a result of the time zone difference, if applicable, between the cities where the Reference Asset Constituents trade and where the shares of the Reference Asset trade, there may be discrepancies between the values of the Reference Asset Constituents, the Reference Asset and the market value of the notes. In addition, there may be periods when the non-U.S. securities or commodities markets are closed for trading (for example, during holidays in a country other than the U.S.) that may result in the values of the Reference Asset Constituents remaining unchanged for multiple trading days in the city where the shares of the Reference Asset trade. Conversely, there may be periods in which the applicable non-U.S. Reference Asset Constituents’ markets are open, but the securities market on which the Reference Asset trades is closed.
Risks Relating to a Commodity‑Based Reference Asset
The risk factors in this section will be applicable to your notes if one or more of the ETFs that are included in the Reference Asset invest in one or more commodities.
Commodities Prices Are Highly Volatile Due to Unpredictable Factors that Affect Supply and Demand.
Several factors, many of which are beyond our control, may influence the market value of the notes. Factors that may affect supply and demand of the underlying commodities or futures contracts tracked by the Reference Asset and, thus, the market value of the notes include (but are not limited to):
•	political events;
•	weather;
•	agriculture;
•	disease;
•	labor activity;
•	technological developments;
•	direct government activity (such as embargoes); and
•	other supply disruptions in major producing or consuming regions of the applicable commodity.
These factors may adversely affect the performance of the Reference Asset or underlying commodities or futures contracts of the Reference Asset and the market value of the notes. The market value of the notes will also be affected by, among other things:
•	the trading prices of the applicable commodities;
•	the trading prices of the applicable commodities futures; and
•	the volatility of the applicable commodities and commodities futures (including the frequency and magnitude of price increases and decreases in those commodities or commodities futures).
Suspension or Disruptions of Market Trading in the Commodity and Related Futures Markets May Adversely Affect the Value of, and Return on, Your Notes.
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.
Certain exchanges have regulations which limit the amount of fluctuations in futures contracts that may occur during a single trading day. These limits are generally referred to as “daily price fluctuation limits,” and the maximum or minimum price of a futures contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular futures contract, no trades may be made at a different price. Limit prices may have the effect of precluding trading in a particular futures contract or forcing the liquidation of futures contracts at disadvantageous times or prices. These circumstances could affect the price of the Reference Asset or the underlying commodities of the Reference Asset and could therefore adversely affect the market value of, and return on, the notes.
Legal and Regulatory Changes Could Adversely Affect the Value of, and Return on, Your Notes.
The value of the commodities held by an ETF could be adversely affected by new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those related to taxes and duties on commodities and futures contracts) by one or more governments, courts, or other official bodies.
Futures contracts and options on futures contracts are subject to extensive regulations and the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, other governmental or regulatory bodies (such as the European Commission) have passed or proposed, or may propose in the future, legislation or regulations affecting commodity transactions. Any future regulatory changes are impossible to predict, but may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such effects could be substantial and adverse to the interests of holders of the notes and may adversely affect the market value of, and return on, the notes.
Underlying Commodities that Trade on Non-U.S. Exchanges, and Baskets Containing Such Commodities and Indices Based in Part on Such Commodities May Be Subject to Additional Market Risks.
The regulations of the Commodity Futures Trading Commission (“CFTC”) do not apply to trading on non-U.S. exchanges, and trading on non-U.S. exchanges may involve different and greater risks than trading on U.S. exchanges. Certain non-U.S. markets may be more susceptible to disruption than U.S. exchanges due to the lack of a government‑regulated clearinghouse system. Trading on non-U.S. exchanges also involves certain other risks that are not applicable to trading on U.S. exchanges. Those risks include (but are not limited to):
•	varying exchange rates;
•	varying quoting conventions or contract specifications on different exchanges;
•	exchange controls;
•	expropriation;
•	burdensome or confiscatory taxation;
•	moratoriums; and
•	political or diplomatic events.
It may also be more costly and difficult for participants in those markets to enforce the laws or regulations of a non-U.S. country or exchange, and it is possible that the non-U.S. country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the applicable commodities.
The Notes Will Not Be Regulated by the CFTC.
Unlike a direct investment in futures contracts related to the applicable commodities, your investment in the notes does not afford you the benefits of the regulatory protections of the CFTC. You will not benefit from the CFTC’s or any other non‑U.S. regulators’ regulatory protections that are afforded to persons who trade in futures contracts through a registered futures merchant or operator.
Unlike an investment in notes linked to the performance of an ETF that invests in one or more commodities, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the CFTC as a “commodity pool operator” (a “CPO”). Because the notes will not be interests in a commodity pool, they will not be regulated by the CFTC as a commodity pool, we will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non‑U.S. regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools.
An Investment in the Notes May Be Subject to Risks Associated with the London Bullion Market Association (the “LBMA”).
The closing prices of some commodities, such as gold and silver, may be determined by reference to fixing prices reported by the LBMA. The LBMA is a self‑regulatory association of bullion market participants. Although all market‑making members of the LMBA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA ceases operations, or if bullion trading becomes subject to a value‑added tax or other tax or any other form of regulation currently not in place, the role of the LBMA price fixings as a global benchmark for the value of the relevant commodities may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to an over‑the‑counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
An Investment in the Notes May Be Subject to Risks Associated with the Trading of Commodities on the London Metals Exchange (the “LME”).
The market prices of some commodities may be determined by reference to the settlement prices of contracts traded on the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over‑the‑counter physical commodity markets than the futures markets, and certain features of U.S. futures markets are not present in the context of LME trading. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations are occurring on a Valuation Date, the prices of the contracts used to determine the price of the underlying commodities of the Reference Asset could be affected in a manner that adversely affects the Payment at Maturity.
Other Risk Factors Relating to the Applicable Reference Asset
The applicable pricing supplement may set forth additional risk factors as to the Reference Asset that you should review prior to purchasing the notes.
Risks Relating to Hedging Activities and Conflicts of Interest
Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Return on, the Notes.
We and our affiliates may hedge our obligations under the notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset and/or the price(s) of one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and return on, the notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the notes.
We and our respective affiliates may, at present or in the future, engage in business with one or more issuers of the Reference Asset Constituents (the “Reference Asset Constituent Issuers”), including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and our affiliates’ obligations, and your interests as a holder of the notes. Moreover, we or our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Asset or the price of one or more Reference Asset Constituents and, therefore, the market value of, and return on, the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the amount of your Payment at Maturity on the notes. Unless otherwise specified in the applicable pricing supplement, the Bank will serve as the Calculation Agent. We may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration the Bank’s ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the Payment at Maturity on the notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent.”
Risks Relating to Liquidity and Secondary Markets
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the notes. The notes will not be listed or displayed on any securities exchange or electronic communications network. TD Securities (USA) LLC and other affiliates of the Bank may make a market for the notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of the Bank may stop any market‑making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.
If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses, regardless of the value of the applicable Reference Asset or Basket at such time.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
The following factors, which are beyond our control, may influence the market value of your notes:
•
the price of the Reference Asset, including, in the case of notes that have a buffer, whether the price of the Reference Asset trades or closes at a price below the Buffer Price or, in the case of notes that have a Barrier, whether a Barrier Event has occurred;

•	if your notes are subject to a cap or a Digital Coupon, your potential return on the notes will be limited;
•	the volatility (i.e., the frequency and magnitude of changes) of the price of the Reference Asset;
•	the dividend rate on the applicable Reference Asset or the stocks held by any Reference Asset that is an ETF;
•	for notes with two or more Reference Assets, the correlation of such Reference Assets;
•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities or commodities markets generally and the U.S. markets in particular, and which may affect the price of the Reference Asset;

•
if a Reference Asset that is an ETF reflects the value of one or more indices, commodities or other assets that have returns that are calculated based upon currencies other than the U.S. dollar or prices in one or more non‑U.S. markets (a “non‑U.S. Reference Asset”), changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non‑U.S. currency or currencies could have a negative impact on the payments due on your notes and their market value;

•	interest and yield rates in the market;
•	our financial condition and creditworthiness; and
•	the time remaining to maturity of the notes.

These and other factors may influence the market value of your notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes. If you sell your notes prior to maturity, you may receive less than the Principal Amount of your notes.
Your notes may trade quite differently from the Reference Asset. Changes in the price of the Reference Asset may not result in comparable changes in the market value of your notes. Even if the price of the Reference Asset increases (or, in the case of bearish notes, decreases) from the Initial Price during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent and could decrease.
The Market Value of Your Notes Will Likely Decline at an Accelerated Rate as the Price of the Reference Asset Approaches and Drops Below (or, in the Case of Bearish Notes, Rises Above) the Barrier Price.
If your notes have a barrier, when the trading price or closing price, as applicable, of the Reference Asset on any trading day declines (or, in the case of bearish notes, rises) from the Initial Price to a price near the Barrier Price for the first time, the market value of the notes will likely decline at a greater rate than the decrease (or, in the case of bearish notes, increase) in the price of the Reference Asset. If the price of the Reference Asset is near or below (or, in the case of bearish notes, above) the Barrier Price, we expect the market value of the notes to decline to reflect the fact that investors may receive less than their Principal Amount at maturity.
The Inclusion in the Purchase Price of the Notes of a Selling Concession and of the Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.
The price at which you purchase the notes may include a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) may incur in the hedging of our market risk under the notes. The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.
Risks Relating to General Credit Characteristics
An Investment in the Notes Is Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.
An investment in any of the notes, which are the Bank’s senior unsecured debt securities, is subject to our credit risk. As a result, your receipt of the amount due on the Maturity Date is dependent upon the Bank’s ability to repay its obligations as of each payment at that time. This will be the case even if the price of the Reference Asset increases (or, in the case of bearish notes, decreases) after the Pricing Date. Accordingly, if the Bank becomes unable to meet its financial obligations as they become due, you may not receive any amounts due under the terms of the notes. The existence of a trading market for, and the market value of, any of the notes may be affected by market perceptions of our creditworthiness. If market perceptions of our creditworthiness were to decline for any reason, the market value of your notes, and the availability of the trading markets generally, may be adversely affected. No assurance can be given as to what our financial condition will be at any time during the term of the notes, or at maturity.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the tax treatment of the notes are uncertain. There is no direct legal authority as to the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the U.S. Internal Revenue Service (the “IRS”) regarding the tax treatment of the notes, and the IRS or a court may not agree with the tax treatment described in this product supplement or the applicable pricing supplement. If the IRS were successful in asserting an alternative treatment for the notes, the timing and/or character of income on the notes could be affected materially and adversely. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein. You should consult your tax advisor about your own tax situation.

Further, there exists a risk (and in certain circumstances, a substantial risk) that an investment in notes that are linked to shares of an ETF, a real estate investment trust (“REIT”), a “passive foreign investment company” (“PFIC”) or other “pass-thru entity” or a Basket that contains such instruments could be treated as a “constructive ownership” transaction subject to the “constructive ownership rules” of Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), which could result in part or all of any long-term capital gain realized by you on the taxable disposition of a note being recharacterized as ordinary income and subject to an interest charge (or, in the case of a gold or silver ETF, subject to a maximum tax rate of 28% applicable to “collectibles”).
The IRS has released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, the Bank intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described under the section entitled “Material U.S. Federal Income Tax Consequences” unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Furthermore, in 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes regardless of whether there are interest payments over the term of the notes. Moreover, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the draft legislation and its possible impact on you.
Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” in this product supplement. You should consult your tax advisor about your own tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the notes, please see “Tax Consequences – Canadian Taxation” in the accompanying prospectus and any applicable tax consequences discussed in the applicable pricing supplement. If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Non‑U.S. Holders May Be Subject to Certain Additional Risks.
Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in U.S. dollars. If you are a non‑U.S. holder (as defined below in the section entitled “Material U.S. Federal Income Tax Consequences”) who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.
This product supplement contains a general description of certain U.S. tax considerations relating to the notes. If the terms of the notes differ from those specified in this product supplement (e.g., if the notes provide for payments of contingent interest), the applicable pricing supplement will describe the U.S. federal income tax consequences of such notes, which may differ materially and adversely from those described herein. If you are a non‑U.S. holder, you should consult your tax advisor as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that may be due under the notes.
This product supplement also contains a discussion of certain Canadian tax consequences. If you are not a Non‑resident Holder (as that term is defined in “Tax Consequences — Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.
Certain Considerations for Insurance Companies and Employee Benefit Plans
Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or a plan subject to the Code, including an IRA or a Keogh plan (or a governmental or other plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition. For additional information, please see the discussion under “Certain Benefit Plan Considerations” below.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the sections entitled “Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.

In addition to the terms described on the front cover and in the “Summary” section of this product supplement, the following general terms will apply to the notes, including your notes, unless otherwise specified in the applicable pricing supplement. The applicable pricing supplement may use different defined terms than those used herein to describe the notes. If the terms described in the applicable pricing supplement and/or this product supplement are inconsistent with those described in this product supplement and/or in the accompanying prospectus, as applicable, the following hierarchy will govern: first, the applicable pricing supplement; second, this product supplement; and last, the accompanying prospectus.
Specified Currency
Unless otherwise specified in the applicable pricing supplement, all payments of principal and interest will be made in U.S. dollars (“$”).
No Listing
Unless otherwise specified in the applicable pricing supplement, your notes will not be listed or displayed on any securities exchange, electronic communications network or interdealer market quotation system.
Defeasance, Other Terms
Neither full defeasance nor covenant defeasance will apply to your notes. The following will apply to your notes:
•	a Business Day for your notes will have the meaning described under “— Special Calculation Provisions — Business Day” below; and
•	a trading day for your notes will have the meaning described under “— Special Calculation Provisions — Trading Day” below.
Please note that the information about the issuance, Issue Date, issue price discounts or commissions and net proceeds to the Bank in the applicable pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Payment at Maturity
At maturity, subject to our credit risk as issuer of the notes, you may receive a cash payment that is based on the performance of the Reference Asset. The Payment at Maturity will be calculated as follows:
Payment at Maturity in Excess of Principal
(a)    If the Final Price is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Initial Price, then, at maturity, you will receive an amount equal to:
Principal Amount + (Principal Amount × Percentage Change)

The Percentage Change is the difference between the Final Price and the Initial Price and is expressed as a percentage of the Initial Price. The Percentage Change may be positive or negative and will be calculated as follows:
Final Price – Initial Price
Initial Price
If your notes are bearish notes, the Percentage Change will be calculated as follows:
Initial Price – Final Price
Initial Price
(b)    Leverage Factor. If the applicable pricing supplement specifies that a Leverage Factor is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Leverage Factor)
The Leverage Factor represents the extent to which your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. The Leverage Factor may be less than, equal to, or greater than 100%. If the Leverage Factor is less than 100%, your notes will participate in less than the full upside performance (or, in the case of bearish notes, downside performance) of the Reference Asset. If the Leverage Factor is greater than 100%, your notes will participate in the upside performance (or, in the case of bearish notes, downside performance) on a leveraged basis. The Leverage Factor will be specified in the applicable pricing supplement, if applicable.
(c)    Booster Coupon. If the applicable pricing supplement specifies that a Booster Coupon is applicable to your notes:
1.	If the Percentage Change is greater than the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
2.	If the Percentage Change is greater than or equal to 0% but less than or equal to the Booster Percentage, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Booster Percentage)
The Booster Percentage is a specified increase (or, in the case of bearish notes, decrease) in the price of the Reference Asset, and will be set forth in the applicable pricing supplement, if applicable.
(d)    Cap. If the applicable pricing supplement specifies that a cap is applicable to your notes, then the Payment at Maturity will not exceed the Maximum Redemption Amount set forth in the applicable pricing supplement.
(e)    Digital Coupon. If the applicable pricing supplement specifies that a Digital Coupon is applicable to your notes, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount x Digital Coupon)
The Digital Coupon will be a percentage specified in the applicable pricing supplement.
Payment at Maturity Less than or Equal to Principal
(a)    If the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price, then, at maturity, you will receive less than the Principal Amount of your notes. In such a case, the Payment at Maturity will equal:

Principal Amount + (Principal Amount × Percentage Change)
(b)    Downside Multiplier. If the applicable pricing supplement specifies that a Downside Multiplier is applicable to your notes, then the Payment at Maturity will be calculated as follows:
Principal Amount + (Principal Amount × Percentage Change × Downside Multiplier)
The Downside Multiplier represents the extent to which your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. The Downside Multiplier may be less than, equal to, or greater than 100%. If the Downside Multiplier is less than 100%, your notes will participate in less than the full downside performance (or, in the case of bearish notes, upside performance) of the Reference Asset. If the Downside Multiplier is greater than 100%, your notes will participate in the downside performance (or, in the case of bearish notes, upside performance) on a leveraged basis. The Downside Multiplier will be specified in the applicable pricing supplement, if applicable. Depending on the Downside Multiplier, you may lose all or a substantial portion of the amount that you invested to purchase the notes; however, in no event will you lose more than your initial investment.
(c)    Buffer. If the applicable pricing supplement specifies that a Buffer is applicable to your notes:
1.	If the Final Price is greater than or equal to (or, in the case of bearish notes, less than or equal to) the Buffer Price, then the Payment at Maturity will equal the Principal Amount of your notes.
2.	If the Final Price is less than (or in the case of bearish notes, greater than) the Buffer Price, then the Payment at Maturity will equal:
Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage)]
3.
If the Final Price is less than (or, in the case of bearish notes, greater than) the Buffer Price and the applicable pricing supplement also specifies that a "Downside Multiplier" is applicable to your notes, then the Payment at Maturity will be calculated as follows:

Principal Amount + [Principal Amount × (Percentage Change + Buffer Percentage) × Downside Multiplier]
The Buffer Price is a specified price of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Price. The Buffer Price will be a percentage of the Initial Price and set forth in the applicable pricing supplement, if applicable. The Buffer Percentage is a specified percentage that will be set forth in the applicable pricing supplement, if applicable. For example, if the Buffer Price is 90% of the Initial Price, the Buffer Percentage will be 10%.
(d)    Barrier. If the applicable pricing supplement specifies that a Barrier is applicable to your notes:
1.	If no Barrier Event has occurred, then the Payment at Maturity will equal the Principal Amount of your notes.
2.	If a Barrier Event has occurred, then the Payment at Maturity will equal:
Principal Amount + (Principal Amount × Percentage Change)
Unless otherwise specified in the applicable pricing supplement, a Barrier Event will occur if:
(i)	the Final Price is less than (or, in the case of bearish notes, greater than) the Initial Price; and
(ii)
(a) for notes subject to Intra-Day Monitoring, at any time during the Monitoring Period, the price of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Price, or

(b) for notes subject to Close of Trading Day Monitoring, on any trading day during the Monitoring Period, the closing price of the Reference Asset is less than (or, in the case of bearish notes, greater than) the Barrier Price, or
(c)  for notes subject to Final Valuation Date Monitoring, the Final Price is less than (or, in the case of bearish notes, greater than) the Barrier Price.
The applicable pricing supplement will specify which of these three Monitoring Methods is applicable to your notes as well as the applicable Monitoring Period. If your notes are monitored by a different method, that method will be specified in the applicable pricing supplement, as well as any other provisions relating to the determination of the amount payable on your notes at maturity.
The Barrier Price is a specified price of the Reference Asset that is less than (or, in the case of bearish notes, greater than) the Initial Price. The Barrier Price will be a percentage of the Initial Price and set forth in the applicable pricing supplement, if applicable.
Determining the Price of the Reference Asset
Initial Price. The applicable pricing supplement will set forth the Initial Price of the Reference Asset. Unless otherwise specified in the applicable pricing supplement, the Initial Price of an equity security or ETF will be its closing price on the Pricing Date, as determined by the Calculation Agent.
Final Price. Unless otherwise specified in the applicable pricing supplement, the Final Price of an equity security or ETF on any Valuation Date will be its closing price on that date, as determined by the Calculation Agent.
Closing Price
Unless otherwise specified in the applicable pricing supplement, the “closing price” for any Reference Asset on any trading day will equal the closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price) for that security or the ETF, on a per-share or other unit basis:
•	on the principal national securities exchange on which that Reference Asset is listed for trading on that day, or
•
if that security or ETF is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Asset.

If that Reference Asset is not listed or traded as described above, then the closing price for that Reference Asset on any day will be the average, as determined by the Calculation Agent, of the bid prices for the Reference Asset obtained from as many dealers in that Reference Asset selected by the Calculation Agent as will make those bid prices available to the Calculation Agent. The number of dealers need not exceed three and may include the Calculation Agent or any of its or our affiliates. For the avoidance of doubt, the Calculation Agent, after reasonable efforts, may not be able to obtain any such bids in which case the closing price will be zero.
Valuation Date(s)
Unless otherwise specified in the applicable pricing supplement, the Valuation Date(s) (including the Final Valuation Date, as applicable) will be the date(s) specified in the applicable pricing supplement, unless the Calculation Agent determines that a market disruption event has occurred or is continuing on any such day with respect to a Reference Asset, in which case the affected date for such Reference Asset will be postponed as described under “— Market Disruption Events” below. Unless otherwise specified in the applicable pricing supplement, if a Valuation Date specified in the applicable pricing supplement occurs on a day that is not a trading day:
•	if the Final Price or closing price, as applicable, is determined on a single Valuation Date, such Valuation Date will be the next following trading day, or

•
if the Final Price will be determined over more than one Valuation Date based on the arithmetic average of the closing prices of the Reference Asset on multiple Valuation Dates, such Valuation Date will be the next following “valid date”, as described under “— Market Disruption Events” below.

Payment Date(s); Maturity Date
The applicable pricing supplement will specify the Payment Date(s) (including the Maturity Date) on which amounts will or may be payable, as applicable, with respect to the notes. Unless otherwise specified in the applicable pricing supplement, if the applicable Payment Date (including the Maturity Date) stated therein is not a Business Day, such Payment Date will be the next following Business Day. If the Calculation Agent postpones a Valuation Date, the Calculation Agent will also adjust the corresponding Payment Date to maintain the same number of Business Days between the latest postponed Valuation Date and the corresponding Payment Date as originally existed. Unless otherwise specified in the applicable pricing supplement, any amount payable on a Payment Date that has been postponed will be paid with the same effect as if paid on the originally scheduled Payment Date.
No Interest
Unless specified otherwise in the applicable pricing supplement, the notes will not pay any interest.
Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security
If a Reference Asset is delisted or trading of such Reference Asset is suspended on the primary exchange for such Reference Asset, and such Reference Asset is not immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act, as determined by the Calculation Agent, the Calculation Agent may determine the closing price based on bid prices from any market, quotation system or dealer bids (if any) that may make pricing information available. Alternatively, the Calculation Agent may (but is not required to) replace the Reference Asset with a successor equity security.
If the Calculation Agent determines a change in law event has occurred with respect to a Reference Asset, then the Calculation Agent may (but is not required to) replace the Reference Asset with a successor equity security.
A “successor equity security” will be an equity security or ADR that the Calculation Agent determines (i) satisfies all regulatory standards applicable to equity-linked notes at the time of such selection, (ii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting directly or indirectly, the investment in, or the sale, purchase, beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such Reference Asset by us, an affiliate or any class of eligible potential purchasers of the notes, and (iii) is reasonably comparable to the affected Reference Asset, based upon various criteria including but not limited to market capitalization, stock price volatility and dividend yield. A company is subject to a “hedging restriction” if the Bank or any of its affiliates is subject to a trading restriction under its trading restriction policies that would materially limit the ability of the Bank or any of its affiliates to hedge the notes with respect to such successor equity security.
If a successor equity security is selected, the Calculation Agent may modify the Initial Price, the Buffer Price and/or the Barrier Price, as applicable, and any other terms of the notes that it believes appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from the substitution of the successor equity security to achieve an equitable result.  Thereafter that successor equity security will be deemed to be the Reference Asset and the Calculation Agent will determine the payment at maturity by reference to the substitute security and such adjusted terms.
If the Calculation Agent determines not to designate a successor equity security and determines that following the change in law event it is impractical to have the notes reference the Reference Asset, then the Calculation Agent will deem the closing price of the applicable Reference Asset at a time reasonably proximate to the relevant event to be the closing price of the applicable Reference Asset on each remaining trading day to, and including, the Valuation Dates or the Final Valuation Date, as applicable.
Notwithstanding these alternative arrangements, any delisting or suspension of trading in an equity security or a change in law event may adversely affect the market value of, and return on, the notes.

Delisting of ADRs or Termination of, or Change in Law Event Affecting, an ADR Facility
If (i) a Reference Asset that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, included on an eligible interdealer quotation system or is otherwise delisted or suspended, or (ii) the ADR facility between the Reference Asset Issuer and the ADR depositary is terminated for any reason, then, on or after the date that the Reference Asset is no longer so listed or admitted to trading or the date of such termination the Calculation Agent will deem the common shares of the Reference Asset Issuer to be the Reference Asset.  Alternatively, the Calculation Agent may (but is not required to) select a successor equity security in the manner described above under “— Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” and, in either case, the Calculation Agent will thereafter make all determinations for the applicable notes with respect to such successor Reference Asset.
If the Calculation Agent determines that a change in law event has occurred with respect to an ADR serving as a Reference Asset, then on or after the change date, the Calculation Agent may (but is not required to) select a successor equity security in the manner described above and the Calculation Agent will thereafter make all determinations for the applicable notes with respect to such successor Reference Asset.
Following a delisting, suspension or termination of the ADR facility or change in law event, when the Reference Asset becomes the underlying common shares or a successor equity security, the Calculation Agent may modify the Initial Price, the Buffer Price and/or the Barrier Price, as applicable, and any other terms of the notes that it believes appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from the change in the Reference Asset to achieve an equitable result. On and after the applicable date, for all purposes, including the determination of the Final Price, the closing price of the Reference Asset Issuer’s common shares or the successor equity security (if applicable) on their primary exchange will be converted to U.S. dollars using such exchange rate as described under “— Non-U.S. Distribution Property” below.
If, following a delisting, suspension or termination of the ADR facility or change in law event, the Calculation Agent ultimately determines that it is impractical to have the notes reference the underlying common shares (whether due to a change in law event or otherwise) or otherwise determines not to designate a successor equity security, then the Calculation Agent will deem the closing price of the applicable Reference Asset at a time reasonably proximate to the delisting, suspension or termination of the ADR facility or the change date to be the closing price of the applicable Reference Asset on each remaining trading day to, and including, the Valuation Dates or the Final Valuation Date, as applicable.
Notwithstanding these alternative arrangements, any delisting of an ADR or termination of an ADR facility or a change in law event may adversely affect the market value of, and return on, the notes.
Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF
If a Reference Asset that is an ETF is (i) de‑listed from its primary securities exchange (or any other relevant exchange), liquidated, or otherwise terminated and is not immediately re-listed or approved for trading on a successor exchange or (ii) the Calculation Agent determines a change in law event has occurred with respect to an ETF or any Reference Asset Constituent (and neither the Reference Asset Publisher or index sponsor of its underlying index makes any adjustment(s) to give effect to such change in law), then on or after such event the Calculation Agent may (but is not required to) replace the ETF with a successor that it determines is reasonably comparable to the discontinued ETF and meets the criteria in clause (i) and (ii) for a successor equity security described above under “— Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” (such substitute ETF being referred to herein as a “successor ETF”).
If a Reference Asset that is an ETF (or a successor ETF) is subject to an event described above and the Calculation Agent determines that no reasonably comparable successor ETF is available, then the Calculation Agent may (but is not required to) determine the closing price of the original ETF by reference to a basket comprised of (i) the constituents of the original ETF (giving effect to any change in law) or (ii) other securities, futures contracts, commodities or other assets comparable to the constituents of the original ETF, in each case as determined by the Calculation Agent (a “replacement basket”). In selecting a replacement basket, the Calculation Agent will select assets that meet the criteria in clause (i) and (ii) for a successor equity security described above under “— Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security”.

If a successor ETF or replacement basket is selected, the Calculation Agent may modify the Initial Price, the Buffer Price and/or the Barrier Price, as applicable, and any other terms of the notes that it believes appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from the selection of a successor ETF or replacement basket to achieve an equitable result. Thereafter that successor ETF or replacement basket, as applicable, will be deemed the Reference Asset for all purposes of the notes and the Calculation Agent will determine the Payment at Maturity by reference to such applicable successor ETF or replacement basket. If the replacement basket includes any equity or other security issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the applicable replacement basket constituent on any trading day will be converted to U.S. dollars using the applicable exchange rate as described under “— Non-U.S. Distribution Property” below.
If at any time:
•
an underlying index for an ETF (or a successor ETF) is discontinued or ceases to be published or a change in law event occurs and (i) the index sponsor or another entity does not publish a successor or substitute underlying index that the Calculation Agent determines to be comparable to the underlying index (a “successor underlying index”) or (ii) the issuer of the ETF does not announce that the ETF will track the successor underlying index (an “underlying index event”); or

•
an ETF (or a successor ETF) in any way is modified (including, but not limited to, a material change in the investment policies, objectives or methodology of the ETF, or a material change to the related underlying index) so that the ETF does not, in the opinion of the Calculation Agent, fairly represent the price per share of that ETF (or that successor ETF) had those changes or modifications not been made;

then, from and after that time, the Calculation Agent may modify the Initial Price, the Buffer Price and/or the Barrier Price, as applicable, and any other terms of the notes that it believes appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from those changes or modifications to achieve an equitable result.
If the Calculation Agent ultimately determines that following the de‑listing, liquidation, termination, change in law event, underlying index event or ETF change or modification, it is impractical to have the notes reference the ETF or otherwise determines not to designate a successor ETF or replacement basket or determines it is impractical to make adjustments, then the Calculation Agent will deem the closing price of the original ETF (or successor ETF) at a time reasonably proximate to the relevant event to be the closing price of the original ETF on each remaining trading day to, and including, the Valuation Date(s) (including the Final Valuation Date, if applicable).
Notwithstanding these alternative arrangements, any modification or discontinuance of the ETF or the related underlying index or a change in law event may adversely affect the market value of, and return on, the notes.
Change in Law Event
If a change in law event has occurred with respect to the Reference Asset then, on and after the change date (as defined below), the Calculation Agent may take the actions for such Reference Asset and/or make any other determinations in the manner described herein under “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security”, “— Delisting of ADRs or Termination of, or Change in Law Event Affecting, an ADR Facility” or “— Delisting, Discontinuance of or Material Change to, or Change in Law Event Affecting, an ETF”, as applicable.
A “change in law event” means the Calculation Agent has determined that, due to:
•
the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or

•
the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, such Reference Asset (or in the case of an ETF, a Reference Asset Constituent) by any class of eligible potential purchasers of the notes, TD or any affiliate is prohibited, restricted or otherwise impaired or, after giving effect to any applicable liquidation, unwind or cure period, will be so affected (such applicable date, the “change date”).
The following events will not be a change in law event:
•
with respect to an ETF, either the index sponsor of the underlying index or the investment adviser for such ETF publicly announces prior to the change date its intention to comply with the applicable change in law by removing any affected Reference Asset Constituents; or

•
with respect to an underlying index, the index sponsor publicly announces prior to the change date its intention to comply with the applicable change in law by removing any affected index constituents.

Adjustments Relating to Notes Linked to a Basket
If a Basket Component is an equity security, ADR or ETF and is subject to an event described above, then the Calculation Agent will make those calculations and adjustments as described above with respect to that Basket Component, as if it alone were the Reference Asset and no adjustment will be made with respect to the other unaffected Basket Components. The Calculation Agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of a Basket Component, if applicable.
Notwithstanding these alternative arrangements, discontinuance of trading on the applicable exchanges or markets in or material change to any Basket Component may adversely affect the market value of, and return on, the notes.
General Terms Relating to Delisting, Discontinuance, Material Change and Change in Law Events.
A delisting, suspension of trading or change in law with respect to Reference Assets that are equity securities or similar events with respect to ADRs and ETFs, all as described above, may occur contemporaneously or reasonably proximate in time to market disruption events, reorganization events or anti-dilution events.  In this case the Calculation Agent, may select the events for which adjustments or postponements will be made and determine the relative sequence therefor.  For notes that settle by physical delivery of the Reference Asset, if as a result of the occurrence of any of the forgoing events, the Calculation Agent determines that such delivery is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by cash payment valued as described under “— Valuation of Distribution Property.”
Market Disruption Events
Market Disruption Events if the Final Price or Closing Price, as applicable, is determined on a Single Valuation Date
If the Final Price or closing price, as applicable, will be determined on a single Valuation Date and a market disruption event occurs or is continuing on that date with respect to a Reference Asset, the Final Price or closing price, as applicable, of the affected Reference Asset will equal its closing price on the first trading day following the Valuation Date on which the Calculation Agent determines that a market disruption event has not occurred and is not continuing with respect to such Reference Asset. If a market disruption event occurs or is continuing on each trading day to and including the eighth trading day following the applicable Valuation Date, that day will nevertheless be the Valuation Date and the Calculation Agent will estimate the Final Price or closing price, as applicable, that would have prevailed in the absence of the market disruption event.

Market Disruption Events for Notes with Averaging Dates
If the Final Price will be determined over more than one Valuation Date as the arithmetic average of the closing prices of the Reference Asset on each of the Valuation Dates, and a market disruption event occurs or is continuing with respect to a Reference Asset on any scheduled Valuation Date (including the Final Valuation Date), the closing price of the affected Reference Asset for that Valuation Date will equal its closing price on the first trading day on which a market disruption event has not occurred, is not continuing and which is not otherwise scheduled to be a Valuation Date (a “valid date”). If the first succeeding valid date in respect of the affected Reference Asset has not occurred as of the close of trading on the eighth trading day immediately following the original date that, but for the occurrence of another Valuation Date or market disruption event, would have been the Valuation Date, then (1) that eighth trading day will be deemed to be the Valuation Date (irrespective of whether that eighth trading day is already a Valuation Date), and (2) the Calculation Agent will determine the closing price on such day as specified above.
Market Disruption Events on the Pricing Date
The Calculation Agent may also postpone the determination of the Initial Price of the Reference Asset on the Pricing Date if it determines that a market disruption event has occurred or is continuing with respect to a Reference Asset on that date. If the Pricing Date is postponed, the Calculation Agent may adjust the Valuation Date(s) (including the Final Valuation Date, if applicable) and applicable Payment Dates (including the Maturity Date to ensure that the stated term of the notes remains the same.
Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the Calculation Agent may waive its right to postpone the Pricing Date or the Valuation Date(s) (including the Final Valuation Date, if applicable), if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing price of the affected Reference Asset on such date.
A “market disruption event” means one or more of the following events, as determined by the Calculation Agent:
A.
with respect to a Reference Asset that is an equity security, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one‑half hour period preceding the close of trading, of the shares of such Reference Asset (or the successor Reference Asset, as defined below) on the primary exchange where such shares trade (without taking into account any extended or after‑hours trading session);

B.
the suspension of or material limitation on trading in options or futures contracts relating to (i) the shares of a Reference Asset (or successor Reference Asset, without taking into account any extended or after‑hours trading session) that is an equity security or, (ii) with respect to a Reference Asset that is an ETF, 20% or more of its Reference Asset Constituents or the constituents of its underlying index (or any successor underlying index, as defined below), or its underlying index, in each case, on the primary exchange that trades such options or futures contracts;

C.
with respect to a Reference Asset that is an ETF, the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one‑half hour period preceding the close of trading, on the primary exchange(s) where the Reference Asset Constituents or constituents of its underlying index (or the successor underlying index, as defined below) trade (without taking into account any extended or after‑hours trading session), in 20% or more of the Reference Asset Constituents or constituents which then comprise the underlying index or any successor underlying index; or

D.
any other event that the Calculation Agent determines materially interferes with our ability or the ability of any of our affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging" or (2) effect trading in any Reference Asset generally.

For the purpose of determining whether a market disruption event has occurred:
1.
a limitation on the hours in a trading day and/or number of days of trading resulting from (a) an announced change in the regular business hours of the relevant exchange or (b) a decision to permanently discontinue trading in the shares of the Reference Asset (or successor Reference Asset), the relevant options or futures contracts relating to such shares or, if applicable, the relevant underlying index (or any successor underlying index), will not constitute a market disruption event;

2.
a suspension, absence or material limitation of trading in options or futures contracts, if available, relating to a Reference Asset that is an equity security or, with respect to a Reference Asset that is an ETF, to (x) its underlying index (or any successor underlying index), or (y) its Reference Asset Constituents (and the 20% threshold set forth above is met) by a major securities market for those contracts by reason of any of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Reference Asset, provided that a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances;

3.
for the purpose of paragraphs (A) and (C) above, any limitations on trading during significant market fluctuations under New York Stock Exchange (“NYSE”) Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self‑regulatory organization or the SEC of similar scope as determined by the Calculation Agent, will be considered “material”; and

4.	a market disruption event for a particular offering of the notes will not necessarily be a market disruption event for any other offering of the notes.
Market Disruption Events; Physical Delivery
If as a result of the occurrence of a market disruption event, the Calculation Agent determines that the physical delivery of all or any portion of the Reference Asset is prohibited, restricted, impractical or otherwise impaired, the value of all or the affected portion of the Reference Asset will be valued by the Calculation Agent as described above in this “— Market Disruption Events” section under the applicable sub-paragraph and settled by cash payment.
Anti‑Dilution Adjustments
The Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, will be specified in the applicable pricing supplement and may be adjusted by the Calculation Agent if any of the dilution events described below occurs with respect to such Reference Asset after the applicable Pricing Date.
The Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for the affected Reference Asset as described below, but only if an event below under this section occurs with respect to such Reference Asset and the relevant event occurs during the period described under the applicable subsection. The Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for the affected Reference Asset may each be subject to the adjustments described below, independently and separately, with respect to the anti-dilution events that affect the Reference Asset.
No such adjustments will be required unless such adjustments would result in a change of at least 0.1% to the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable.
If an offering of the notes is linked to a Basket and an adjustment is required for a Basket Component, then the required adjustment will be made with respect to that Basket Component, as if it alone were the Reference Asset and no adjustment will be made with respect to the other unaffected Basket Components. The Calculation Agent will also determine the effective date(s) of any adjustment or series of adjustments it chooses to make and the replacement of a Basket Component, if applicable, in the event of a consolidation or merger of the applicable issuer of such Basket Component with another entity.

If more than one anti‑dilution event requiring adjustment occurs with respect to the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for the affected Reference Asset, the Calculation Agent will adjust that Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for the first event, the Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, for the second event, applying the required adjustment to the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, as already adjusted for the first event, and so on for each event for the affected Reference Asset.
 If an anti‑dilution event occurs, notwithstanding the description of the specific adjustments to be made, the Calculation Agent may make adjustments or a series of adjustments that differ from, or that are in addition to, those described in this product supplement with a view to offsetting, to the extent practical, any change in your economic position as a holder of the notes that results solely from that event to achieve an equitable result. The Calculation Agent may modify any terms as necessary to ensure an equitable result. The terms that may be so modified by the Calculation Agent include, but are not limited to, the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, as a result of the anti‑dilution event. In determining whether or not any adjustment so described achieves an equitable result, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the Reference Asset subject to the anti‑dilution event.
Further, anti‑dilution events may occur contemporaneously or reasonably proximate in time to market disruption events, a delisting, suspension of trading, change in law events or reorganization events.  In this case the Calculation Agent, may select the events for which adjustments or postponements will be made and determine the relative sequence therefor.  For notes that settle by physical delivery of the Reference Asset, if as a result of the occurrence of any of the forgoing events, the Calculation Agent determines that such delivery is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by cash payment valued as described under “— Valuation of Distribution Property.”
Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its stock to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If a Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, by dividing the prior Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, before the share split or share dividend — by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the share split or share dividend becomes effective. The Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless:
•
in the case of a share split, the first day on which the affected Reference Asset trades without the right to receive the share split occurs after the Pricing Date and on or before the applicable Valuation Date; or

•	in the case of a share dividend, the ex‑dividend date occurs after the Pricing Date and on or before the applicable Valuation Date.
The ex‑dividend date for any dividend or other distribution with respect to the affected Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.

Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If a Reference Asset is subject to a reverse share split, then the Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, by multiplying the prior Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, of such Reference Asset by a number equal to: (1) the number of shares of the Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse share split becomes effective. Unless otherwise specified in the applicable pricing supplement, the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the applicable Valuation Date.
Extraordinary Dividends
A distribution or dividend on a Reference Asset will be deemed to be an extraordinary dividend if the Calculation Agent determines that its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, by an amount equal to at least 10% of the closing price of such Reference Asset (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day before the ex-dividend date, unless otherwise specified in the applicable pricing supplement. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to a Reference Asset, the Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, of such Reference Asset to equal the product of: (1) the prior Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, times (2) a fraction, the numerator of which is the amount by which the closing price of such Reference Asset on the trading day before the ex‑dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of such Reference Asset on the trading day before the ex‑dividend date. The Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless the ex‑dividend date occurs after the Pricing Date and on or before the applicable Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.
To the extent an extraordinary dividend is not paid in cash, the value of the non‑cash component will be determined by the Calculation Agent. A distribution on the Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin‑off event and also an extraordinary dividend will result in an adjustment to the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, only as described under “— Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than the closing price of such Reference Asset on the trading day before the ex‑dividend date for the issuance, then the Calculation Agent may adjust the applicable Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, of such Reference Asset as the Calculation Agent believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from such issuance to achieve an equitable result, and may reference, without limitation, any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.
The Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, will not be adjusted for such affected Reference Asset, however, unless the ex‑dividend date described above occurs after the Pricing Date and on or before the applicable Valuation Date.
Reorganization Events
If a Reference Asset Issuer undergoes a reorganization event in which property other than the Reference Asset—e.g., cash and securities of another issuer (“distribution property”)—is distributed in respect of such Reference Asset, then such distribution property will be deemed to be the Reference Asset and, for purposes of calculating the price of such Reference Asset, the Calculation Agent will determine the value of such distribution property distributed in respect of one share of such Reference Asset.
Notwithstanding the foregoing, if a reorganization event occurs with respect to a Reference Asset and the relevant distribution property, in whole or in part, does not satisfy clauses (i) and (ii) of the definition of successor equity security, then the Calculation Agent may (but is not required to) select a successor equity security (as defined under “— Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security”) to replace such Reference Asset that is affected by any such event (the “original Reference Asset”) following the consummation of such reorganization event.
If a successor equity security is selected, the Calculation Agent may modify the Initial Price, the Buffer Price and/or the Barrier Price, as applicable, and any other terms of the notes that it believes appropriate to offset, to the extent practical, any change in your economic position as a holder of the notes resulting solely from the substitution of the successor equity security to achieve an equitable result.  Thereafter successor equity security will be deemed to be the Reference Asset and the Calculation Agent will determine the Payment at Maturity by reference to the successor equity security and such adjusted terms. If the successor equity security is issued by a non-U.S. company and quoted and traded in a non-U.S. currency, then for all purposes, the closing price of the successor equity security on any trading day will be converted to U.S. dollars using the applicable exchange rate as described above.
Each of the following is a reorganization event with respect to the Reference Asset:
•	the Reference Asset is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the underlying equity issuer;
•
the Reference Asset Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but the outstanding shares (other than shares owned or controlled by the other party to the transaction) immediately prior to the event collectively represent less than 50% of the outstanding shares immediately following that event;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Asset Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Asset Issuer effects a spin‑off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Asset Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all or substantially all of the outstanding shares of the Reference Asset Issuer.
Valuation of Distribution Property
If a reorganization event occurs with respect to a Reference Asset and the Calculation Agent does not substitute another share for such Reference Asset as described herein, then the Calculation Agent will determine the closing price of the affected Reference Asset by reference to the distribution property (as discussed below). The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date and on or before the applicable Valuation Date.
For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate.
If a holder of an affected Reference Asset may elect to receive equity securities satisfying clauses (i) and (ii) of the definition of successor equity security and/or other distribution property in the reorganization event, the distribution property will be deemed to be such equity securities to the maximum extent and in the maximum amount that a hypothetical holder of the applicable Reference Asset could elect (which may be 100%) and the balance of the distribution property, if any, in such other distribution property (which could be 0% if the holder of the applicable Reference Asset could elect to receive 100% shares of such equity securities).  In all other cases, the distribution property will be deemed to be the categories and amounts of distribution property received by, resulting from or otherwise retained by a hypothetical holder of the applicable Reference Asset that makes no election (to the extent applicable), as determined by the Calculation Agent.
If the distribution property consists of a security, the Calculation Agent will make further adjustments to the distribution property for later events that affect such security in determining the closing price. The Calculation Agent will do so to the same extent that it would make determinations if the affected security were the original Reference Asset and were affected by the same kinds of events.
For example, if the Reference Asset Issuer merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each Valuation Date the closing price of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such closing price to reflect any later share split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “— Anti‑Dilution Adjustments” or as described above in this “— Reorganization Events” section as if the common shares were the Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the affected Reference Asset or in respect of whatever securities whose value determines the closing price on a Valuation Date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes the Reference Asset in respect of which the distribution is made.
In this product supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the affected Reference Asset. Similarly, when we refer to a Reference Asset Issuer, we also mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on the

Valuation Date(s) (including the Final Valuation Date, if applicable), the Calculation Agent will convert the closing price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using the then-applicable exchange rate as it determines, unless otherwise specified in the applicable pricing supplement.
Adjustments Relating to ADRs
The Reference Asset may consist of ADRs of the Reference Asset Issuer. Before making any adjustment to a Reference Asset that is an ADR, the Calculation Agent will consider whether (1) the holders of the ADR are eligible to participate in the event otherwise requiring adjustment and (2) whether the Reference Asset Issuer or depositary for the ADR has adjusted the number of common shares of the Reference Asset Issuer represented by each share of the Reference Asset so that the market price of the Reference Asset would not be affected by the event in question. For example, if a spin‑off occurs and the Reference Asset represents both the spun‑off security as well as the existing Reference Asset, the Calculation Agent may determine not to effect the adjustments set forth in this section. If the Calculation Agent determines that the holders of the Reference Asset are eligible to participate and the Reference Asset Issuer or depositary have not made an adjustment, or such adjustment does not accurately account for such event, then the Calculation Agent will adjust the Initial Price, Buffer Price, Barrier Price and/or any other relevant term, as applicable, in a manner consistent with this “Anti-Dilution Adjustments” section.
If the Reference Asset Issuer or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Reference Asset Issuer represented by each share of the Reference Asset, then the Calculation Agent may make the appropriate anti‑dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the Calculation Agent may adjust such terms and conditions of the notes as the Calculation Agent determines appropriate to account for that event.
General Terms Relating to Reorganization Events.
A reorganization event may occur contemporaneously or reasonably proximate in time to market disruption events, reorganization events, anti-dilution events or a delisting, suspension of trading or change in law event with respect to Reference Assets that are equity securities or similar events with respect to ADRs and ETFs.  In this case the Calculation Agent may select the events for which adjustments or postponements will be made and determine the relative sequence therefor.  For notes that settle by physical delivery of the Reference Asset, if as a result of the occurrence of any of the forgoing events, the Calculation Agent determines that such delivery is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by cash payment valued as described under “— Valuation of Distribution Property.”
Payment of Additional Amounts and Tax Redemption
Unless otherwise set forth in the applicable pricing supplement, the Bank will pay additional amounts as described under “Description of the Debt Securities — Payment of Additional Amounts” and will have the option to redeem the notes as described under “—Tax Redemption” in the accompanying prospectus.
Events of Default
Unless otherwise specified in the applicable pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable as described under the caption “— Payment at Maturity,” calculated as if the date of acceleration were the Final Valuation Date.
If the maturity of the notes is accelerated because of an event of default, we will, or will cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Role of Calculation Agent
The Calculation Agent will make all determinations relating to the notes, including, but not limited to, the price of the Reference Asset, Business Days, market disruption events, delisting, discontinuance of or material change to an ETF, and any amount(s) payable on your notes. All determinations made by the Calculation Agent shall be made in its sole discretion and, absent manifest error, will be final and binding on you and us, without any liability on the part of the Calculation Agent.
Unless otherwise specified in the applicable pricing supplement, we will serve as the initial Calculation Agent for the notes. We may appoint a different institution to serve as Calculation Agent from time to time without your consent and without notifying you of the change.
Special Calculation Provisions
Business Day
The term “Business Day” means, for any note, a day that meets all the following applicable requirements:
•	for all notes, is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City;
•
if the note has a specified currency other than U.S. dollars or euros, is also a day on which banking institutions are not authorized or obligated by law, regulation or executive order to close in the applicable principal financial center;

If the applicable pricing supplement specifies a different meaning for the term Business Day, we will use that modified definition in determining any applicable Payment Date (including the Maturity Date) for your notes.
Any payment on your note that would otherwise be due on a day that is not a Business Day may instead be paid on the next day that is a Business Day, with no interest payable on account of the delay. The term “Business Day” with respect to your note may have a different meaning than it does for other notes.
Trading Day
Unless otherwise specified in the applicable pricing supplement, a “trading day” means a day, as determined by the Calculation Agent, on which trading is scheduled to be generally conducted on the primary U.S. exchange(s) or market(s) on which such Reference Asset is listed or admitted for trading. With respect to a Reference Asset issued by a non-U.S. issuer that is listed or admitted for trading on a non-U.S. exchange or market, a day, as determined by the Calculation Agent, on which trading is scheduled to be generally conducted on the primary non-U.S. exchange(s) or market(s) on which such instrument is listed or admitted for trading.
Form, Exchange and Transfer
Unless we specify otherwise in the applicable pricing supplement, the notes will be issued:
•	only in fully‑registered form;
•	without interest coupons; and
•	in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
If a note is issued as a registered global note, only the depositary — e.g., DTC, Euroclear and Clearstream, each as defined under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus — will be entitled to transfer and exchange the note as described in this subsection because the depositary will be the sole registered holder of the note and is referred to below as the “holder.” Those who own beneficial interests in a global note do so through participants in the depositary’s securities clearance system, and the rights of these indirect owners will be governed by the applicable procedures of the depositary and its participants. We describe book‑entry procedures under “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.
Holders of notes issued in fully‑registered form may have their notes broken into more notes of smaller denominations of not less than $1,000, or combined into fewer notes of larger denominations, as long as the total Principal Amount is not changed. This is called an exchange.
To the extent the notes are certificated, holders may exchange or register the transfer of notes at the office of the trustee. Notes may be transferred by endorsement. Holders may also replace lost, stolen or mutilated notes at that office. The trustee acts as our agent for registering notes in the names of holders and registering the transfer of notes. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also record transfers. The trustee may require an indemnity before replacing any notes.
Holders will not be required to pay a service charge to register the transfer or exchange of notes, but holders may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The registration of a transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.
If we designate additional transfer agents, they will be named in the applicable pricing supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.
If the notes are redeemable and we redeem less than all of the notes of a particular series, we may block the registration of transfer or exchange of notes during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders entitled to receive the mailing. We may also refuse to register transfers or exchanges of notes selected for redemption, except that we will continue to permit registration of transfers and exchanges of the unredeemed portion of any note being partially redeemed.
Payment and Paying Agents
We will pay interest to the person listed in the trustee’s records on the record date in advance of each due date for interest, even if that person no longer owns notes on the interest due date. Holders (or those who own a beneficial interest in the notes) buying and selling notes must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the securities to prorate interest fairly between buyer and seller. Unless otherwise specified in the applicable pricing supplement, the “record date” will be the Business Day immediately preceding the applicable Payment Date.
We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee in the City of New York. That office is currently located at 240 Greenwich Street, 7E, New York, NY 10286. Holders must make arrangements to have their payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.
Book-entry and other indirect holders should consult their banks, brokers or other financial institutions for information on how they will receive payments.
We may also arrange for additional payment offices and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent or choose one of our subsidiaries to do so. We must notify holders of changes in the paying agents for any particular series of notes.

Notices
We and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the trustee’s records. With respect to who is a registered “holder” for this purpose, see “Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the accompanying prospectus.
Manner of Payment and Delivery
Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City. The Payment at Maturity will only be made when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.
Other Provisions; Addenda
Any provisions relating to the notes may be modified and/or supplemented by the terms as specified under “Other Provisions” in the applicable notes or in an addendum relating to the applicable notes and, in each case, in the applicable pricing supplement.

USE OF PROCEEDS AND HEDGING
We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.
In anticipation of the sale of the notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of securities or over‑the‑counter derivative instruments linked to the applicable Reference Asset(s) and any Reference Asset Constituents prior to or on the Pricing Date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into.
We and/or our affiliates may acquire a long and/or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities. We and/or our affiliates may close out our or their hedge on or before the Maturity Date.
We and/or our affiliates may close out our or their hedge position relating to the notes on or before the Valuation Date for your notes. That step may involve sales or purchases of the instruments described above. No holder of the notes will have any rights or interest in our or any affiliates’ hedging activity or any positions we or our affiliates may take in connection with any hedging activity.
The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Additional Risk Factors Specific to the Notes — Risks Relating to Hedging Activities and Conflicts of Interest — Trading and Business Activities by the Bank or its Affiliates May Adversely Affect the Market Value of, and Return on, the Notes” in this product supplement for a discussion of these adverse effects.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES
An investor should read carefully the description of the principal Canadian federal income tax considerations relevant to a Non‑resident Holder owning notes under “Tax Consequences – Canadian Taxation” in the accompanying prospectus. The applicable pricing supplement may describe the principal Canadian federal income tax considerations relevant to a Non‑resident Holder owning notes which shall, to the extent so described or to the extent inconsistent with the accompanying prospectus, replace or modify the description in the accompanying prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
General
The U.S. federal income tax consequences of an investment in the notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of how certain securities, such as certain offerings of the notes, should be treated for U.S. federal income tax purposes and we do not plan to request a ruling from the IRS. The following is a general description of certain material U.S. federal income tax consequences of the ownership and disposition of the notes and does not purport to be a complete analysis of all tax considerations relating to the notes. This summary is based upon the Code, final, temporary and proposed Treasury regulations, rulings and decisions, in each case, as available and in effect as of the date of this document, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. The applicable pricing supplement will contain a further discussion of the U.S. federal income tax consequences applicable to that offering of notes, which may differ from the discussion herein. The summary of the U.S. federal income tax consequences contained in the applicable pricing supplement supersedes the following summary to the extent it is inconsistent therewith. Prospective purchasers of the notes are urged to read the discussion in the applicable supplements relating to their notes and to consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the federal, state, and local tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments of interest, principal and/or other amounts, in each case as applicable, under the notes. References in this section to the Reference Asset shall be deemed to be references to the Reference Asset, Reference Assets or Basket for an offering of the notes, as applicable.
This discussion applies to you only if you acquire your notes upon initial issuance and hold your notes as capital assets for U.S. federal income tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:
•	a dealer in securities or currencies,
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,
•	a financial institution or a bank,
•	a regulated investment company (a “RIC”), REIT or common trust fund,
•	a life insurance company,
•
a tax-exempt organization or an investor holding the notes in a tax-advantaged account (such as an “Individual Retirement Account” or “Roth IRA”), as defined in Section 408 or 408A of the Code, respectively,

•
a person that owns notes as part of a hedging transaction, straddle, synthetic security, conversion transaction, or other integrated transaction, or enters into a “constructive sale” with respect to the notes or a “wash sale” with respect to the notes or the Reference Asset,

•	a former citizen of the U.S.,
•	a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or
•	taxpayers subject to special tax accounting rules under Section 451(b) of the Code.
Except as discussed under “— Non-U.S. Holders” below, this discussion is only applicable to U.S. holders. For purposes of this summary, a U.S. holder is a beneficial owner of a note that is: (i) an individual who is a citizen or a resident of the U.S. for U.S. federal income tax purposes, (ii) a domestic corporation or other entity that is treated as a corporation for U.S. federal income tax purposes and is created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons for U.S. federal income tax purposes have the authority to control all substantial decisions of the trust. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of a note that is: (i) a nonresident alien individual for U.S. federal income tax purposes, (ii) a foreign corporation for U.S. federal income tax purposes; or (iii) an estate or trust whose income is not subject to U.S. federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year).
If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds the notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the U.S. federal income tax treatment of an investment in the notes.
This discussion does not address notes linked to, or denominated in, one or more foreign currencies or notes that provide for interest payments (whether fixed or contingent). The tax treatment for such notes (and any other notes with terms that differ from those described herein) will be specified in the applicable pricing supplement and may differ materially and adversely from those described herein. Additionally, this summary does not address the U.S. federal income tax consequences of the ownership or disposition of any Reference Asset or other property that a holder may receive at maturity or otherwise pursuant to the terms of certain offerings of the notes and each holder should consult its tax advisor regarding the potential U.S. federal income tax consequences of the ownership and disposition of any Reference Asset received.
U.S. Federal Income Tax Treatment
Unless otherwise specified in the applicable pricing supplement, we intend to treat the notes as prepaid forward contracts or prepaid derivative contracts with respect to the Reference Asset for U.S. federal income tax purposes. Pursuant to the terms of the notes, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the notes in accordance with this characterization.
If the notes are so treated, you should generally not accrue any income with respect to the notes during the term of the notes (assuming the applicable pricing supplement does not specify that interest is payable on the notes) until taxable disposition of the notes, and you should generally recognize capital gain or loss upon such taxable disposition (including cash settlement) in an amount equal to the difference between the amount you receive at such time and your tax basis in the notes. In general, your tax basis in your notes will be equal to the amount you paid for your notes. Subject to the discussion below on the constructive ownership rules of Section 1260 of the Code, such recognized gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year (and otherwise, such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.
Unless otherwise specified in the applicable pricing supplement, we expect that our special U.S. tax counsel would be able to opine that it would be reasonable to treat your notes as prepaid forward contracts or prepaid derivative contracts with respect to the Reference Asset.
It is possible that the IRS could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity of your notes is determined (generally the Valuation Date), even though you will not receive any amounts from the Bank in respect of your notes prior to the applicable Payment Date or Maturity Date of your notes. In this case, you may be treated as having a holding period in respect of your notes ending prior to the applicable Payment Date or Maturity Date for your notes, and such holding period may be treated as one year or less even if you receive cash on the applicable Payment Date or Maturity Date of your notes at a time that is more than one year after the beginning of your holding period.
Except to the extent otherwise required by law, the Bank intends to treat your notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1260
If a note references a Reference Asset that is treated as equity in a RIC (or a “trust”) such as certain ETFs, a REIT, a PFIC, a partnership, or other “pass-thru entity” for purposes of Section 1260 of the Code, it is possible that the “constructive ownership transaction” rules of Section 1260 of the Code may apply, in which case the tax consequences of a taxable disposition of the notes could be affected materially and adversely. Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction”, any long-term capital gain recognized by a U.S. holder in respect of such notes will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the note (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of such taxable disposition). In the case of notes referencing a gold or silver ETF, if Section 1260 were to apply to your notes, any long-term capital gain that you recognize with respect to your notes that is not recharacterized as ordinary income would be subject to tax at a special 28% maximum rate that is applicable to “collectibles”. There exists a risk that an investment in notes that are linked to shares of an ETF, PFIC, REIT or other “pass-thru” entity or to a Basket that contains shares of an ETF, PFIC, REIT or other “pass-thru entity” could be treated as a “constructive ownership transaction”. Furthermore, depending on the precise terms of a particular offering of notes that reference an ETF or other “pass-thru entity”, the risk may be substantial that such notes would be treated as a “constructive ownership transaction”, and that all or a portion of any long-term capital gain recognized with respect to such notes could be recharacterized as ordinary income and subject to an interest charge (or, in the case of a gold or silver ETF, subject to a special 28% maximum rate that is applicable to “collectibles”).
If such treatment applies, it is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a note would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of a note. Under Section 1260, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “pass-thru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e., at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the Reference Asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Reference Asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the notes. However, it is also possible that all or a portion of your gain with respect to the notes could be treated as “Excess Gain” if, for example, where an ETF is the sole Reference Asset, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the Issue Date of the notes the holder had invested the Principal Amount of the notes in shares of the Reference Asset that is treated as a “pass-thru entity” and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the notes could be “Excess Gain” if you purchase the notes for an amount that is less than the Principal Amount of the notes or if the return on the notes is adjusted to take into account any extraordinary dividends that are paid on the shares of the Reference Asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a note after one year could be treated as “Excess Gain” from a “constructive ownership transaction”, which gain would be recharacterized as ordinary income, and subject to an interest charge (or, in the case of a gold or silver ETF, subject to the tax rate applicable to “collectibles”). Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the notes.
Possible Change in Law
In 2007, the IRS released a notice that may affect the taxation of holders of notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument, such as the notes, should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such notes would ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” under Section 1260 of the Code described above under “Section 1260” should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Section 1297
We will not attempt to ascertain whether any Reference Assets or Reference Asset Constituents would be treated as a PFIC. In general, if a U.S. taxpayer holds an interest in a PFIC, such U.S. taxpayer is required to report any gain on disposition of an interest in such PFIC as ordinary income, rather than as capital gain, and the taxpayer is subject to tax on such gain in the year such gain is recognized at the highest ordinary income tax rate and for a non-deductible interest charge at the federal underpayment rate as if the gain had been earned ratably over each day in such taxpayer’s holding period and such tax liabilities had been due with respect to each prior year in the taxpayer’s holding periods. In the event that the notes reference any PFIC or an ETF that owns any shares in a PFIC, the application of the PFIC rules to the notes would be unclear, and it is possible that U.S. holders of notes could be subject to the PFIC rules to the extent that the notes directly or indirectly references shares in one or more PFICs. Accordingly, you should consult your tax advisor regarding the potential application of the PFIC rules to an investment in the notes.
Alternative Treatments
Because of the absence of authority regarding the appropriate tax characterization of your notes, it is possible that the IRS could seek to characterize your notes in a manner that results in tax consequences to you that are materially different from those described above and could materially and adversely affect the timing and/or character of income or loss with respect to the notes.
Contingent Payment Debt Instrument. If the notes have a term greater than one year, it is possible that the notes could be treated as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, you would be required to accrue interest income over the term of your notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your notes. You would recognize gain or loss upon the taxable disposition of your notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes would be equal to the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes. Any gain you recognize upon the taxable disposition of your notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your notes, and thereafter, would be capital loss.
Contingent Short-Term Debt Instrument. Similarly, if the notes have a term of one year or less, it is possible that the notes could be treated as a debt instrument subject to the special rules for short-term debt instruments. You should consult your tax advisor as to the tax consequences of such characterization.
Other Alternative Treatments. The IRS could also possibly assert that (i) you should be treated as owning the Reference Asset or any Reference Asset Constituents, (ii) any gain or loss that you recognize upon the taxable disposition of the notes should be treated as ordinary gain or loss or short-term capital gain or loss, (iii) you should be required to accrue interest income over the term of your notes, (iv) you should be required to include in ordinary income an amount equal to any increase in the Reference Asset or Basket that is attributable to ordinary income that is realized in respect of the Reference Asset or any Reference Asset Constituents, such as interest, dividends or net rental income or (v) you should be required to recognize taxable gain upon a rollover, rebalancing or change, if any, of the components of any Reference Asset. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

In the Case of Bearish Notes. The IRS could also possibly assert that you should be treated as entering into a short sale of the Reference Asset or any Reference Asset Constituents, in which case any gain or loss on such short sale could be short-term capital gain or loss, regardless of the holding period of the notes.
Medicare Tax on Net Investment Income
U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return, or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors regarding their tax consequences in respect of the 3.8% Medicare tax.
Information Reporting with respect to Specified Foreign Financial Assets
U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Treasury Regulations Requiring Disclosure of Reportable Transactions
Treasury regulations require U.S. taxpayers to report certain transactions (“Reportable Transactions”) on IRS Form 8886. An investment in the notes or a sale of the notes generally should not be treated as a Reportable Transaction under current law, but it is possible that future legislation, regulations or administrative rulings could cause an investment in the notes or a sale of the notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of notes.
Backup Withholding and Information Reporting
The proceeds received from a taxable disposition of the notes will be subject to information reporting unless a holder is an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if such holder fails to provide certain identifying information (such as an accurate taxpayer number in the case of a U.S. holder) or meet certain other conditions. A non-U.S. holder that provides a properly executed and fully completed applicable IRS Form W-8, will generally establish an exemption from backup withholding.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against the applicable holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders
Subject to the discussion below with respect to Section 871(m) of the Code and FATCA, if you are a non-U.S. holder, you should generally not be subject to U.S. withholding tax with respect to payments on your notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status, including providing us (and/or the applicable withholding agent) a fully completed and validly executed applicable IRS Form W-8. The U.S. federal income tax consequences of any notes providing for interest, whether fixed or contingent, will be specified in the applicable pricing supplement and, notwithstanding the foregoing, may be subject to U.S. withholding.
Subject to Section 897 of the Code (as discussed below), gain realized on the taxable disposition of the notes by a non-U.S. holder will generally not be subject to federal income tax, unless:

•	the gain with respect to the notes is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S.;
•
the non-U.S. holder is a nonresident alien individual who holds the notes as a capital asset and is present in the U.S. for more than 182 days in the taxable year of such taxable disposition and certain other conditions are satisfied; or

•	the non-U.S. holder has certain other present or former connections with the U.S.
If the gain realized on the taxable disposition of the notes by the non-U.S. holder is described in any of the three preceding bullet points, the non-U.S. holder may be subject to U.S. federal income tax with respect to the gain except to the extent that an income tax treaty reduces or eliminates the tax and the appropriate documentation is provided.
Section 897. We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We will also not attempt to determine whether the notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity were treated as a USRPHC or the notes were treated as USRPI, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a note upon a taxable disposition of the note to U.S. federal income tax on a net basis (with the potential requirement to file a U.S. federal income tax return), or, possibly, subjecting the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the notes as USRPI.
Section 871(m). The Treasury has issued regulations under which a 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more U.S.-source dividend-paying equity securities or indices containing U.S.-source dividend-paying equity securities (an “871(m) Specified ELI”). The withholding tax can apply even if the 871(m) Specified ELI does not provide for payments that reference dividends. Under these regulations, the withholding tax generally will apply to 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) issued (or reissued, as discussed below) on or after January 1, 2018, but will also apply to certain 871(m) Specified ELIs (or a combination of 871(m) Specified ELIs treated as having been entered into in connection with each other) that have a delta of one (“Delta-One Specified ELIs”) issued (or reissued, as discussed below) on or after January 1, 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to 871(m) Specified ELIs that are not Delta-One Specified ELIs and are issued before January 1, 2027.
The 30% withholding tax may also apply if the notes are deemed to be reissued for tax purposes upon the occurrence of certain events affecting a Reference Asset, any Reference Asset Constituent or the notes, and following such occurrence the notes could be treated as Delta-One Specified ELIs that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other Section 871(m) tax could apply to the notes under these rules if a non-U.S. holder enters, or has entered, into certain other transactions in respect of a Reference Asset, any Reference Asset Constituent or the notes. Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, non-U.S. holders are urged to consult their tax advisors regarding the potential application of Section 871(m) of the Code to the notes (including in the context of their other transactions in respect of a Reference Asset, Reference Asset Constituent or the notes, if any) and the 30% withholding tax to an investment in the notes.
Physically Settled Securities. This discussion does not address the U.S. federal income tax consequences to non-U.S. holders of holding or disposing of any Reference Asset received in connection with an investment in notes providing for physical settlement. Such consequences may be adverse. If an offering of notes provides for the possibility of physical settlement, the applicable pricing supplement will provide additional information about the possible U.S. federal income tax consequences. For any such offering, non-U.S. holders should carefully review the potential tax consequences to non-U.S. holders that are set forth in the prospectus for the relevant Reference Asset and should consult their tax advisors concerning the application of U.S. federal income tax laws to the beneficial ownership of any Reference Asset received at maturity.

Foreign Account Tax Compliance Act
The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
You should consult your tax advisor about the application of FATCA, in particular if you may be classified as a financial institution (or if you hold your notes through a foreign entity) under the FATCA rules.
Proposed Legislation
In 2007, legislation was introduced in Congress that, if enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes regardless of whether there are any interest payments over the term of the notes. Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if enacted, would have required instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bills would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding any possible changes in law and whether any such change may adversely affect the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes (including possible application of Section 1260 of the Code, and alternative treatments and the issues presented by Notice 2008-2) and of holding any shares of the Reference Asset received, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of any Reference Asset Issuer and/or the jurisdictions of the Reference Asset Constituent Issuers, as applicable).

CERTAIN BENEFIT PLAN CONSIDERATIONS
ERISA imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, and on entities such as collective investment funds and insurance company separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”), and on those persons who are fiduciaries with respect to ERISA Plans. Each fiduciary of an ERISA Plan should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.
In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Internal Revenue Code, such as individual retirement accounts (or IRAs), including entities whose underlying assets include the assets of such plans (together with ERISA Plans, “Plans”) and certain persons (referred to as “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. Governmental and other plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction.
The Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many Plans by reason of, for example, the Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a Plan, and with respect to which the Bank or any of its affiliates is a “party in interest” or a “disqualified person”, unless those notes are acquired under an exemption for transactions effected on behalf of that Plan. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84‑14 (for transactions determined by independent qualified professional asset managers), 90‑1 (for insurance company pooled separate accounts), 91‑38 (for bank collective investment funds), 95‑60 (for insurance company general accounts) and 96‑23 (for transactions managed by in‑house asset managers). Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code also may provide an exemption for the purchase and sale of the notes, provided neither the Bank nor any of its affiliates have or exercise any discretionary authority or control with respect to the investment of the assets of the Plan involved in the transaction or render investment advice with respect to those assets, and the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
The person making the decision on behalf of a Plan or a governmental or other plan shall be deemed, on behalf of itself and any such plan, by purchasing and holding the notes, or (when relevant) exercising any rights related thereto, to represent that (a) such purchase, holding, disposition and (when relevant) exercise of any rights related to the notes will not constitute or result in a non‑exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental or other plan, under any similar applicable law or regulation) and (b) neither the Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or (when relevant) any exercise of any rights related thereto or otherwise as a result of any exercise by the Bank or any of its affiliates of any rights in connection with the notes.
In addition to the prohibited transaction considerations noted above, ERISA and the regulations promulgated thereunder by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “plan asset regulations”), provide that if a covered plan invests in an “equity interest” of an entity that is neither a “publicly-offered security” (as defined in the plan asset regulations) nor a security issued by an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), the covered plan’s assets will include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that “benefit plan investors” (within the meaning of the plan asset regulations) own less than 25% of the total value of each class of equity interests in the entity. An “operating company” is defined under the plan asset regulations as an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. It is not anticipated that the notes will constitute “publicly-offered securities” or that the Bank will register under the Investment Company Act, and the Bank will not monitor whether “benefit plan investors” will own 25% or more of the total value of any class of equity interests in the Bank. That said, while no assurance can be given, we believe that the Bank should qualify as an “operating company” within the meaning of the plan asset regulations. If the underlying assets of the Bank were deemed to be “plan assets” of a covered plan, this would result, among other things, in the application of the prudence and other fiduciary responsibility standards of ERISA to activities engaged in by the Bank and the possibility that certain transactions in which the Bank might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

If you are an insurance company or the fiduciary of a Plan or a governmental or other plan, and propose to invest in notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
We and TD Securities (USA) LLC, as agent, have entered into a distribution agreement with respect to the notes. The agent or agents through whom the notes will be offered will be identified in the applicable pricing supplement. Subject to certain conditions, the agent has agreed to use its reasonable efforts to solicit purchases of the notes. We have the right to accept offers to purchase notes and may reject any proposed purchase of the notes. The agent may also reject any offer to purchase notes. We will pay the agent a commission on any notes sold through the agent. The commission is expected to range from 1% to 5% of the Principal Amount of the notes, or in such other amount as may be agreed between the agent and the Bank.
We may also sell notes to the agent, who will purchase the notes as principal for its own account. In that case, we will either pay the agent a commission as discussed above or the agent may purchase the notes at a price equal to the issue price specified in the applicable pricing supplement, less a discount to be agreed with us at the time of the offering.
The agent may resell any notes it purchases as principal to other brokers or dealers at a discount, which may include all or part of the discount the agent received from us. If all the notes are not sold at the initial offering price, the agent may change the offering price and the other selling terms.
We may also sell notes directly to investors. We will not pay commissions on notes we sell directly.
We have reserved the right to withdraw, cancel or modify the offer made by the applicable pricing supplement without notice and may reject orders in whole or in part whether placed directly with us or with an agent. No termination date has been established for the offering of the notes.
The agent, whether acting as agent or principal, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933 (the “Securities Act”). We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect of those liabilities.
If the agent sells notes to dealers who resell to investors and the agent pays the dealers all or part of the discount or commission it receives from us, those dealers may also be deemed to be “underwriters” within the meaning of the Securities Act.
Unless otherwise indicated in any pricing supplement, payment of the purchase price of notes, other than notes denominated in a non‑U.S. dollar currency, will be required to be made in funds immediately available in The City of New York. The notes will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the notes is effected through the facilities of such depositary, such trades will be settled in immediately available funds.
We may appoint additional agents with respect to the notes. Any other agents will be named in the applicable pricing supplements and those agents will enter into the distribution agreement referred to above. The agent referred to above and any additional agents may engage in commercial banking and investment banking and other transactions with and perform services for the Bank and its affiliates in the ordinary course of business. TD Securities (USA) LLC is an affiliate of the Bank and may resell notes to or through another of our affiliates, as selling agent.
The notes are a new issue of securities, and there will be no established trading market for any note before its Issue Date. We do not plan to list the notes on a securities exchange or quotation system. We have been advised by TD Securities (USA) LLC that it may make a market in the notes offered through it. However, neither TD Securities (USA) LLC nor any of our other affiliates nor any other agent named in your pricing supplement that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.
The agent may engage in over‑allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over‑allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the notes originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may stabilize, maintain or otherwise affect the market price of the notes, which may be higher than it would otherwise be in the absence of such transactions. The agent is not required to engage in these activities, and may end any of these activities at any time.
In addition to offering notes through the agent as discussed above, other senior debt securities of the Bank that have terms substantially similar to the terms of the notes offered under this product supplement may in the future be offered, concurrently with the offering of the notes, on a continuing basis by the Bank. Any of these senior debt securities sold pursuant to the distribution agreement or sold by the Bank directly to investors will reduce the aggregate amount of notes which may be offered by this product supplement.
Market‑Making Transactions
If you purchase your note in a market‑making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market‑making transaction is one in which an agent or other person resells a note that it has previously acquired from another holder. A market‑making transaction in a particular note occurs after the original sale of the note. For more information regarding market‑making transactions, see “Plan of Distribution (Conflicts of Interest) — Market‑Making Resales By the Bank and its Affiliates” in the accompanying prospectus.
Please note that the information about the Issue Date or Pricing Date, issue price discounts or commissions and net proceeds to the Bank in the applicable pricing supplement relates only to the initial issuance and sale of your notes. If you have purchased your notes in a market‑making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.
Conflicts of Interest
TD Securities (USA) LLC is an affiliate of the Bank and, as such, will have a “conflict of interest” in an offering of the notes within the meaning of FINRA Rule 5121. In addition, the Bank will receive the net proceeds (excluding the commission) from any public offering of the notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, each offering will be conducted in compliance with the provisions of FINRA Rule 5121. TD Securities (USA) LLC is not permitted to sell the notes in an offering to an account over which it exercises discretionary authority without the prior specific written approval of the accountholder.
Prohibition on Sales to EEA Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product supplement, the accompanying prospectus or any pricing supplement and, if given or made, such information or representation must not be relied upon as having been authorized by The Toronto-Dominion Bank or the agent. This product supplement, the accompanying prospectus and any pricing supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in the applicable pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product supplement, the accompanying prospectus and any pricing supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.
The Toronto-Dominion Bank
Senior Debt Securities, Series E
Senior Debt Securities, Series H
Market-Linked Notes Linked to One or More Equity Securities or Exchange-Traded Funds
February 26, 2025